CONFIDENTIAL

DATED 2021

MEDIMMUNE LIMITED

-and-

INNATE PHARMA S.A.

TERMINATION AND TRANSITION AGREEMENT

TABLE OF CONTENTS

Page

TERMINATION AND TRANSITION AGREEMENT

THIS TERMINATION AND TRANSITION AGREEMENT (this "**Agreement**") is made as of 30 June 2021,

BETWEEN:

1. **MEDIMMUNE LIMITED**, a company incorporated in England and Wales with company number 2451177 and with its registered office at Milstein Building, Granta Park, Cambridge, CB21 6GH, United Kingdom **("MedImmune")**; and

2. **INNATE PHARMA S.A.**, a company incorporated in France and with its principal place of business at 117, Avenue de Luminy – BP 30191 13 009 Marseille, France **("Innate")**.

MedImmune and Innate are sometimes referred to herein individually as a "**Party**" and collectively as the "**Parties**."

WHEREAS:

A. MedImmune and Innate entered into that certain license agreement dated 22 October 2018, as amended by a first amendment dated 1 January 2020 and as further amended by a second amendment dated 12 October 2020 (the "**License Agreement**"), whereby MedImmune granted Innate a license under certain Intellectual Property Rights owned or Controlled by MedImmune to Develop, Manufacture, seek registration of and Commercialize the Product in the Territories, in accordance with the terms and conditions set forth therein.

B. In connection with the License Agreement, MedImmune or its Affiliate and Innate also entered into the following agreements: (i) a supply agreement dated 3 December 2019, as amended on 12 October 2020 (the "**Supply Agreement**"), (ii) [redacted] (iii) a sublicense-agreement dated 22 October 2018 [redacted] (iv) a trademark assignment agreement dated 21 May 2019 (the "**TM Assignment**"), and (v) a trademark license agreement dated 22 May 2019 (the "**TM License Agreement**", and together with the Supply Agreement, the [redacted], the [redacted] and the TM Assignment the "**Ancillary Agreements**").

C. On 10 December 2020, Innate sent a termination notice pursuant to clause 20.2.3 of the License Agreement, in order to terminate the Licence Agreement and all of the Ancillary Agreements.

D. Following MedImmune's receipt of Innate's notice of termination, the Parties have agreed that: (i) MedImmune shall assume the Assumed Liabilities as from the Termination Date; (ii) the License Agreement and the Ancillary Agreements shall terminate on the Termination Date; (iii) Innate has agreed to provide certain transition services to MedImmune for a transitional period, as provided in Part 1 of Schedule 7 and (iv) as a consequence of Termination, Innate shall return to MedImmune the Returned Assets.

[redacted]

[redacted].

[redacted] The Parties acknowledge and agree that the return of Returned Assets to MedImmune is made further to termination of the License Agreement and the Ancillary Agreements by [redacted]

G. The Parties acknowledge and agree that this Agreement together with Part 1 of Schedule 7 shall be deemed to constitute "the transition plan and/or transition services agreement" to be agreed between the Parties as set out in clause 20.2.3(b) of the License Agreement.

IT IS AGREED AS FOLLOWS:

1. DEFINITIONS

1.1 Unless otherwise defined in this Agreement, capitalised terms used in this Agreement have the meanings ascribed to them in the License Agreement, provided that references to "Licensed Product" in the License Agreement shall, for the purposes of this Agreement, be deemed to be to "Product" (as defined in this Agreement) and references to "Licensed Antibody" in the License Agreement shall, for the purposes of this Agreement, be deemed to be to "Product Antibody" (as defined in this Agreement).

1.2 The following terms have the meanings set forth in this clause 1.1.

"Agreement" has the meaning set forth in the preamble hereto.

"Assumed Liabilities" has the meaning set forth in clause 3.4.1.

"AstraZeneca's Global Ethical Interactions Policy" means AstraZeneca's "Ethical Interactions & Anti-Bribery/Anti-Corruption Policy", as available on AstraZeneca's website from time to time at https://www.astrazeneca.com/sustainability/ethics-and-transparency.html.

"Books and Records" means to the extent that they are owned or Controlled by Innate or any of its Affiliates, all books, records, reports and other materials including information relating to medical, pharmacovigilance and commercial matters (in any form, other than emails and internal communications), relating to Exploitation of the Product by Innate, including those listed on Schedule 6, but excluding any Intellectual Property Rights subsisting in any of the foregoing.

"Calendar Year" means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31

"Confidential Information" means any and all Know-How and Materials, whether oral or in writing or in any other form, disclosed before, on or after the date of this Agreement by one Party to the other Party that is either marked or identified as confidential or proprietary or that is of such a nature that would be considered by a reasonable person to be confidential or proprietary.

"Control" means, with respect to any item of Information, Regulatory Documentation, material, Patent or other Intellectual Property Right, possession of the right, whether directly or indirectly and whether by ownership, licence or otherwise, to grant a licence, sublicence or other right

(including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other Intellectual Property Right as provided for herein without violating the terms of any agreement with any Third Party.

"Encumbrance" means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing.

"EU Territory" means the United Kingdom, Switzerland and every country that is a member of the European Union from time to time (regardless of whether that country ceases to be such a member during the Transition Period).

"Excluded Liabilities" has the meaning given to such term in clause 3.4.2.

"**Executives**" means (a) with respect to MedImmune, Senior Vice President, Head of the Oncology Business Unit, AstraZeneca, and (b) with respect to Innate, Innate's Chief Executive Officer.

"**Expenses**" means any and all actual and documented out-of-pocket or Third Party costs and expenses reasonably incurred by Innate in the performance of the Transition Services in accordance with this Agreement, including any costs and expenses listed in Part 2 of Schedule 7 (and any amounts in respect of any Indirect Taxes only to the extent not recoverable by such Person), in each case without applying any mark-up or margin, other than as provided for under clause 5.10.3.

"FTE Rate" means [redacted] (annual rate).

"**Individual Case Safety Report"** or **"ICSR**" means the format and content for the submission of an individual report of suspected adverse reaction(s) occurring in a single patient at a specific point of time.

"Indirect Taxes" means value added, sales, consumption, goods and services taxes or other similar taxes required by Applicable Law including, for the avoidance of doubt, any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), to be disclosed as a separate item on the relevant invoice.

"Innate Corporate Marks" means the Trademarks and logos identified on Schedule 4 and such other corporate names or logos of Innate as Innate may designate in writing to MedImmune from time to time.

"Innate's Relevant Persons" has the meaning set forth in clause 6.3.2(b).

"**Knowledge**" means the good faith actual knowledge of the officers of Innate and its Affiliates, within the remit of their functions within Innate, with respect to relevant facts and information after performing a commercially reasonable inquiry with respect to the relevant subject matters.

"**Liabilities**" means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety, and "**Liability**" means any one of them.

"**Licensed Innate Know-How**" means all Know-How Controlled by Innate or any of its Affiliates or its or their Sublicensees that has been or is developed by Innate or any of its Affiliates or its or their Sublicensees in the course of any Exploitation activities relating to the Product and shall include all Know-How developed by either Party in accordance with clause 13.1.1 of the License Agreement.

"**Licensed Livery Period**" has the meaning set forth in clause 5.7.

"**Losses**" means all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses).

"**MAH Related Responsibilities**" has the meaning set forth in clause 5.6.1.

"**Materials**" means compounds, compositions of matter, assays, and biological materials useful for the Exploitation of Product Antibody or Product.

"**MedImmune's Relevant Persons**" has the meaning set forth in clause 6.4.2(b).

"**Net Sales**" means, with respect to the Product, the total ex-factory gross sales by Innate, its Affiliates and its Sublicensees, to Third Parties in the US Territory after deduction of:

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

Net Sales shall be calculated using Innate's (as applicable) internal audited systems used to report such sales as adjusted for any of the items above not taken into account in such systems. Sales to Affiliates or (sub)licensees (or Sublicensees) are not Net Sales.

"**Outstanding Invoice**" means the [redacted].

"**Proceedings**" means any legal actions, proceedings, suits, litigations, prosecutions, investigations, claims, enquiries, mediations or arbitrations.

"**Product**" means any product that is comprised of or contains the Product Antibody as an active ingredient, whether alone or in combination with other active ingredients and includes the product

that has been approved for sale in the United States pursuant to the US Marketing Approval, so called Lumoxiti® in the US.

"Product Agreement" means the clinical trial agreements listed in Schedule 1.

"**Product Agreement Transfer Date**" for each Product Agreement means the date when that Product Agreement is transferred to MedImmune or any of its Affiliates, which shall be

[redacted] the Termination Date for all Product Agreements [redacted]

(ii) for the agreement with [redacted].

"Product Antibody" means the anti-CD22 immunotoxin as further described and set forth in Schedule 2 to this Agreement, so called moxetumomab pasudotox-tdfk.

"Product Trademarks" means the Trademarks listed in Schedule 3, and such other Trademarks (other than any Innate Corporate Marks) applied for, registered or used in connection with the Exploitation of the Product in the Territories; together with all registrations and applications therefor and all renewals thereof and all goodwill of the business associated with the use of, and symbolized by, any of the foregoing.

"Quality Agreement" means the quality agreement in a form that is customary in the pharmaceutical industry for the supply of Product for sale in the Territories entered into between the Parties on 2 November 2020.

"Regulatory Approval" means, with respect to the Product, any and all approvals (including the US Marketing Approval), licences, registrations or authorisations of any Regulatory Authority necessary to commercially distribute, sell or market the Product in the Territories, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorisations (including any prerequisite Manufacturing approval or authorisation related thereto) and (c) labelling approval.

"Regulatory Documentation" means: all (a) applications, registrations, licences, authorisations and approvals (including Regulatory Approvals) necessary for the Exploitation of the Product in the Territories; (b) relevant correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority and regulatory submission data required for the AstraZeneca safety database) relating to the Exploitation of the Product in the Territories and all supporting documents with respect thereto, including any applicable CMC and non-clinical information and all adverse event files, including source documentation associated with Individual Case Safety Reports, and complaint files; and (c) clinical and other data contained or relied upon in any of the foregoing.

"Representative" means, with respect to any Person, such Person's directors, officers, managers, employees, counsel, consultants, accountants, financial advisors, lenders and other agents and representatives.

"**Returned Assets**" and "**Returned Asset**" each have the meaning set forth in clause 3.1.

"**Sales Margin**" means in respect of each calendar month during the Transition Period, an amount equal to the aggregate amount of the Net Sales less the Supply Price of a Product in the US Territory during that calendar month.

"Settlement Amount" means [redacted] being the amount payable by Innate in final settlement of the claims set out in clause 4.2.

"Settlement Date" means [redacted]

"**SOTC Services**" means the SOTC service provided to MedImmune and its Affiliates, including warehousing, order taking, pick and packing, shipping, transport to customer, customer complaint handling, returns, invoicing and cash collection and any further services as may be agreed and described in Part 1 of Schedule 7.

"Supply Price means the following prices for Lumoxiti: [redacted].

"Sublicensee" means a Person, other than an Affiliate of Innate, that was granted a sublicence by Innate or its Affiliate under the License Agreement.

"Tax" or "Taxation" means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.

"Tax Authority" means any Governmental Authority authorized to levy Tax.

"**Termination**" has the meaning set forth in clause 2.1.

"Termination Date" means [redacted]

"Territories" means the US Territory and the EU Territory.

"Third Party" means any Person other than MedImmune, Innate and their respective Affiliates.

"Third Party Consents" means all notices to or filings with, or consents, approvals, clearances, ratifications, permissions, authorisations, waivers licences or permits from Third Parties, including from any Governmental Authority or Regulatory Authority for the assignment or transfer to MedImmune or its Affiliates of any of the Product Agreements, or the consummation of the Transaction.

"Transaction" means the transactions contemplated by this Agreement.

"Transition Committee" has the meaning set forth in clause 5.2.

"Transition Manager" has the meaning set forth in clause 5.2.

"Transition Period" means the period commencing on the Termination Date and continuing until [redacted].

"Transition Services" means the SOTC Services and such other services carried out by Innate or its Affiliates for MedImmune or its Affiliates, as set out in Part 1 of Schedule 7.

"Transition Services Fee" means for each month of the Transition Period during which the Transition Services are provided, an amount [redacted]

"Transferred Data" means the Personal Data (as defined by General Data Protection Regulation (EU) 2016/679) transferred by Innate to MedImmune pursuant to this Agreement.

"Transferred IP" means (a) the Product Trademarks (together with any domain names and social media identifiers that incorporate any of the Product Trademarks), and (b) and all copyrights in any and all Promotional Materials, in each case ((a)-(b)) existing at the Termination Date, together with all rights derived therefrom, including any and all statutory and common law rights with respect thereto, all income, royalties, damages, and payments now or hereafter due or payable with respect to the foregoing, and all causes of action (either in law or in equity) and all rights to sue, counterclaim, and recover for past, present, and future infringement, misappropriation and other violation thereof.

"Transferred Regulatory Documentation" means all Regulatory Documentation Controlled by Innate or any of its Affiliates or Sublicensees as of the Termination Date.

"Unexpected Transfer Employee" has the meaning set forth in clause 11.1.

"US Marketing Approval" means the approval of the BLA for the Product in the US Territory by the FDA which was granted on September 13, 2018.

"US Territory" means the United States of America.

"US Transfer Date" shall be such date when the US Marketing Approval shall be transferred back to MedImmune or its Affiliates, [redacted]

"**USD Exchange Rate**" means, on any date, the rate of exchange as published by Reuters as prevailing at 8.00 am (GMT) taken on the 25th day of the month prior to such date, where that day is a Business Day, or if the 25th day of the month is not a Business Day, the first Business Day following the 25th day of the month, or such other IFRS-compliant rate as used by AstraZeneca Plc for the purpose of preparing its consolidated financial statements.

1.3 In this Agreement, except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word "or" has the inclusive meaning represented by the phrase "and/or". Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience only and do not define, describe, extend or limit the scope or intent of any provision in this Agreement. The term "including" or "includes" as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party. Clause and Schedule headings shall not affect the interpretation of this Agreement. The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules. References to clauses and Schedules are to the clauses and Schedules of this Agreement. A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted

from time to time. A reference to a statute or statutory provision shall include any subordinate legislation made from time to time under that statute or statutory provision.

2. TERMINATION

2.1 Termination shall take place immediately after the close of the trading day of Euronext Paris on the Termination Date (the "**Termination**").

2.2 Subject to the terms of this Agreement, the following agreements shall terminate on the Termination Date:

2.2.1 the License Agreement and all rights and licenses granted to Innate by MedImmune thereunder, provided that, except to the extent expressly provided for in this Agreement, termination of the License Agreement shall not relieve a Party from obligations under the License Agreement that are intended to survive termination of the License Agreement, including under clause 20.5 of the License Agreement;

2.2.2 the Supply Agreement, in accordance with its terms;

2.2.3 the [redacted], the TM Assignment and TM License Agreement.

2.3 Other than as expressly extinguished by this Agreement, termination of the License Agreement and of the Ancillary Agreements shall be without prejudice to any rights, remedies, obligations or liabilities of the Parties that accrued under the License Agreement and under the Ancillary Agreements up to the Termination Date, including the right to claim damages in respect of any breach of any of the License Agreement and of the Ancillary Agreements prior to such termination. As between the Parties, with effect from the Termination Date, each Party (the "**Waiving Party**") agrees not to pursue any claim against the other Party in respect of a breach of any of the License Agreement and of the Ancillary Agreements of which the Waiving Party is aware at the date of this Agreement. For clarity, such claims (including all claims settled pursuant to clause 4.2) are deemed fully and finally satisfied and settled, subject always to claims arising after the Termination Date under the surviving provisions of clause 2.2 of this Agreement or Innate's obligations to pay the Outstanding Invoice (to the extent not already settled by Innate prior to the Termination Date or in satisfaction of Section 4.1) and of any other provision expressed to survive termination or which is required to give effect to such termination of any of the License Agreement and of the Ancillary Agreements.

3. TRANSFER OF RETURNED ASSETS

3.1 Returned Assets.

Subject to the terms of this Agreement:

3.1.1 immediately upon Termination, Innate hereby assigns and transfers (and will cause its Affiliates or its or their Sublicensees to assign or transfer) to MedImmune (or its Affiliate, as designated by MedImmune by notice to Innate), all right, title and interest of Innate and its Affiliates (and of its

or their Sublicensees) in and to the following rights and assets (in each case, free and clear from any Encumbrances):

(a) the Transferred Regulatory Documentation, save for that Regulatory Documentation required to be held by the holder of the US Marketing Approval, which shall be retained by Innate as reasonably required for Innate to perform its obligations under this Agreement and be transferred to MedImmune (or its Affiliate, as designated by MedImmune by notice to Innate) prior to or promptly following the US Transfer Date;

(b) the Transferred IP and any Confidential Information contained or included in any of the Returned Assets or relating to any of the Returned Assets;

(c) the Books and Records;

(d) the goodwill associated with and represented by the Product Trademarks (but no other goodwill) on Termination;

(e) the Transferred Data; and

(f) the Product Agreements; and

3.1.2 on the US Transfer Date, Innate shall transfer the US Marketing Approval to MedImmune (or its Affiliate, as designated by MedImmune by notice to Innate),

(the rights and assets listed in clauses 3.1.1 and 3.1.2, the "**Returned Assets**" and each a "**Returned Asset**").

3.2 Return of Returned Assets.

3.2.1 To the extent not already delivered to MedImmune prior to the Termination Date, Innate shall deliver or procure the delivery to MedImmune or its Affiliates of:

(a) all Returned Assets which are then transferred pursuant to clause 3.1 and which are capable of being transferred by delivery, together with all requisite documents of title or ownership, with the intent that title in such Returned Assets shall pass to MedImmune or its Affiliate by and on such delivery; and

(b) all other assignments and novations required in respect of the Returned Assets (each in the form agreed by the Parties) duly executed (where applicable, as a deed) by such of Innate, its Affiliate(s) and each other Third Party which is party thereto, together with the requisite documents of title or ownership and such Third Party Consents as Innate may have obtained, in each case in the form and substance reasonably satisfactory to MedImmune.

3.3 Licenses. Subject to the terms of this Agreement, on Termination:

3.3.1 Innate shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, grant MedImmune a perpetual, worldwide, exclusive, royalty-free licence and right of reference, with the right to grant multiple tiers of sublicenses and further rights of reference, in and to the Licensed Innate Know-How, and Innate's rights in and to any jointly conceived information to exploit the Product and perform its obligations under this Agreement;

3.3.2 MedImmune shall and hereby grants Innate and its Affiliates a non-exclusive, non-transferable, non-sublicensable, royalty-free license under the rights of MedImmune and its Affiliates in the Returned Assets solely to the extent necessary for Innate to perform its obligations pursuant to clause 5.

3.4 Assumed Liabilities and Excluded Liabilities.

3.4.1 Subject to clause 6.2, with effect from the Termination Date, MedImmune shall assume, and agrees to duly and properly perform, pay and discharge (or procure the due and proper performance, payment and discharge of), all Liabilities (other than Excluded Liabilities) of Innate and its Affiliates arising on or after the Termination Date to the extent arising out of or concerning any or all of the Returned Assets, the Product and the Product Antibody, save to the extent that (a) such Liabilities arise in respect of the Product sold by or on behalf of Innate, its Affiliates or Sublicensees prior to the Termination Date or (b) the Liability arises as a result of (i) a breach by Innate or its Affiliates of its or their obligations under this Agreement (the "**Assumed Liabilities**" and each an "**Assumed Liability**").

3.4.2 Notwithstanding anything to the contrary, neither MedImmune nor any of its Affiliates shall, pursuant to this Agreement, assume, or be obligated to pay, perform or otherwise discharge any of the following Liabilities (the "**Excluded Liabilities**" and each an "**Excluded Liability"**), save to the extent such liabilities arises from a breach by MedImmune or its Affiliates of its or their obligations under this Agreement:

(a) Liabilities under the Product Agreements assigned to MedImmune (or its Affiliates) that have accrued prior to the Termination Date or otherwise arise from any breach, non-performance, act or omission of Innate or any of its Affiliates or any of its or their Sublicensees that occurred, prior to the Termination Date ("**Retained Contract Liabilities**");

(b) any Taxes which arise in respect of the Exploitation of the Product by Innate or any of its Affiliates or its or their Sublicensees on or prior to Termination and any Taxes which arise in respect of the performance of the Transition Services by Innate and its Affiliates or its or their Sublicensees after Termination (provided always that if and to the extent that any Liability to Tax of MedImmune or any of its Affiliates is payable in respect of or calculated by reference to any income, profits or gains earned or received by MedImmune or any of its Affiliates after the Termination Date, such Liability to Tax shall not be an Excluded Liability);

(c) all Liabilities owed to, or arising in respect of, any past or present officer or employee of, or other person engaged by, Innate or any of its Affiliates (including, without limitation, any Liability arising in connection with any actual or asserted transfer or termination of the employment of any such person in connection with the Transaction);

(d) all Liabilities for infringement, misappropriation, violation or unauthorised use of Intellectual Property Rights, product liability, breach of warranty and similar claims (including all Proceedings in respect of such Liabilities) arising out of, relating to, resulting from or in connection with the Exploitation of the Product, by or on behalf of Innate or any of its Affiliates prior to the Termination Date;

(e) all Liabilities arising out of, relating to, resulting from or in connection with any recalls or market withdrawals (whether voluntary or involuntary) of any Product sold by or on behalf of Innate or any of its Affiliates prior to the Termination Date; and

(f) to the extent not covered under any other provision of this clause 3.4, all Liabilities arising out of, relating to, resulting from or in connection with (a) any Proceedings asserted, arising out of or relating to any Exploitation of the Product by or on behalf of Innate or any of its Affiliates or any of its or their Sublicensees prior to the Termination Date; or (b) the Returned Assets prior to the Termination Date.

4. FINANCIAL TERMS

[redacted] **Overview**. With effect from the Termination Date, MedImmune shall immediately become responsible for all Development Costs and all Commercialization Costs relating to the Development, Exploitation and Commercialization of the Product and Product Antibody in the Territories to the extent attributable to the period commencing on the Termination Date, and shall be entitled to all revenues (less agreed fees pursuant to this Agreement) generated from Exploitation of the Product in the Territories to the extent attributable to the period commencing on the Termination Date. Subject to clause 4.2, with effect from the Termination Date, MedImmune or its Affiliate shall immediately cease to invoice to Innate any and all costs or payments whatsoever under the License Agreement and the Supply Agreement for the Development and Commercialization of the Product and Product Antibody in the Territories, including but not limited to management fees, pass-through costs, FTEs, or any other Development Costs and all Commercialization Costs relating to the Development and Commercialization of the Product and Product Antibody in the Territories to the extent attributable to the period commencing on the Termination Date. [redacted]

4.2 **Innate Payments**. Innate shall, within [redacted]rom the Termination Date, pay to MedImmune the Outstanding Invoice to such account of MedImmune as is notified to Innate in writing. On the Settlement Date, Innate shall pay to MedImmune the Settlement Amount based on MedImmune's invoice on the date which is the later of (i) [redacted] from the date of the invoice and the (ii) Settlement Date. The payment of the Settlement Amount will be made in cash by electronic transfer to such account of MedImmune as is notified to Innate in writing. MedImmune's receipt of the Settlement Amount shall be deemed to settle any claims against Innate arising prior to the Termination Date that MedImmune has for (i) any payments for activities under the Development Plan/Commercialisation Plan under clause 10 of the License Agreement, (ii) any payments, including SOTC Fees payable by Innate to MedImmune under Schedule 2 of the License Agreement; and (iii) any payments payable by Innate to MedImmune under clause 6 of the Supply Agreement or for supply of Bulk Product and Finished Product under the Supply Agreement.

4.3 **MedImmune Payments**. Time actually spent by Innate and any costs or expenses properly incurred by Innate for external service providers during the Licensed Livery Period on activities necessary in connection with MedImmune's sale of the Product in Innate's livery during the

Licensed Livery Period, will be reimbursed by MedImmune to Innate at the yearly FTE Rate, up to a total amount [redacted] a month, to such account of Innate as notified to MedImmune in writing.

4.4 Any payments made by either Party or their respective Affiliates, as the case may be, pursuant to this Agreement shall be payable in US Dollars. Any amounts in any currency other than US Dollars shall be converted to US Dollars using the USD Exchange Rate.

5. TRANSITIONAL MATTERS

5.1 **Transfer of US Marketing Approval**. Pending transfer of the US Marketing Approval to MedImmune or any of its Affiliates, the Parties shall comply with their obligations under this clause 5.

5.2 **Transition Committee**. Promptly following the Termination Date, the Parties shall form a transition committee, and (i) such committee's responsibilities shall be limited to overseeing and coordinating activities with respect to the transition under Part 1 of Schedule 7, (ii) such committee shall consist of one (1) representative from each Party (each a "**Transition Manager**"), and (iii) such committee will meet weekly or as otherwise agreed by the Parties on not less than two (2) Business Days' notice (the "**Transition Committee**"). The Transition Committee shall make decisions on all matters within the scope of its authority only by unanimous consent, with MedImmune having one (1) vote and Innate having one (1) vote, irrespective of the number of members actually in attendance at a meeting. In the event that unanimity cannot be reached by the Transition Committee on a matter before it for decision, MedImmune shall have the final decision making authority, provided that (i) MedImmune will have no authority to require Innate or any of its Affiliates to breach Applicable Law and (ii) prior to and during such time as Innate or its Affiliate is holder of the US Marketing Approval, Innate shall have final decision making authority with respect to pharmacovigilance matters or matter relating to regulatory compliance or compliance with Applicable Laws relating to the Product in the US Territory.

5.3 **Transition**. During the Transition Period, the Parties shall cooperate to prepare for the smooth transfer of all sales and distribution activities relating to the Products undertaken by Innate and its Affiliates in the US Territory to MedImmune and its Affiliates on or as soon as reasonably practicable after the Termination Date and in no event after [redacted], and in connection with such transfer, the Parties shall undertake activities set out in Part 1 of Schedule 7.

5.4 **Pharmacovigilance Agreement**. Innate and MedImmune or one of its Affiliates shall enter into a new pharmacovigilance agreement or revise the existing Pharmacovigilance Agreement, as soon as practicably possible following the Termination Date, with the new Pharmacovigilance Agreement describing any transitional arrangements to be implemented by the parties in advance of the transfer of the US Marketing Approval to MedImmune or one of its Affiliates , as well as any temporary support which may be required following such transfer of the US Marketing Approval to MedImmune or one of its Affiliates. MedImmune or one of its Affiliates will be the designated Global Safety Database holder for the Product when the US Marketing Approval has transferred from Innate to MedImmune or one of its Affiliates, and the Global Safety Database is

fully functioning and validated and contains all ICSRs from the Territories, clinical studies and extended access programs (EAPs).

5.5 **Quality Agreement**. The Parties shall revise the existing Quality Agreement as soon as practicably possible following the Termination Date outlining their respective quality related responsibilities with respect to the Product.

5.6 **US Marketing Approval**.

5.6.1 Until the US Transfer Date, Innate or its Affiliate shall remain, on behalf of MedImmune, the holder of the US Marketing Approval and shall maintain the US Marketing Approval. Following the US Transfer Date, MedImmune or one of its Affiliates shall be the holder of the US Marketing Approval and MedImmune or one of its Affiliates shall assume all regulatory responsibilities with respect to the Product in the US Territory and, subject to the terms of this Agreement, shall assume all rights and obligations under Applicable Law as a holder of such approvals (the "**MAH Related Responsibilities**").

5.6.2 Until the US Transfer Date in the US Territory, Innate shall continue to be the holder of the US Marketing Approval on behalf of MedImmune and MedImmune shall assume MAH Related Responsibilities. During such time that Innate is the holder of the US Marketing Approval subject to the terms of this Agreement, MedImmune shall cooperate with Innate in the transfer of the US Marketing Approval as soon as possible and no later than the US Transfer Date. During the Transition Period, at MedImmune's written request, Innate, as holder of the US Marketing Approval, will provide MedImmune or one of its Affiliates with a power of attorney or delegation of authority to permit MedImmune or one of its Affiliates to lawfully perform those MAH Related Responsibilities, as provided in the written request from MedImmune, on behalf of Innate, or its Affiliate, in order to transfer the US Marketing Approval or maintain the US Marketing Approval.

5.7 **Changes to Livery and Labelling**. Concurrently with the transfer of the US Marketing Approval to MedImmune or one of its Affiliates or promptly thereafter (no later than within ten (10) days from such US Transfer Date), MedImmune shall file any necessary variations to such transferred approval to replace the Innate livery on Product Labelling of the Product at its own cost; provided that MedImmune and its Affiliate shall have the right to continue to use, and Innate hereby grants MedImmune and its designee a non-exclusive, irrevocable, royalty-free, non-sublicenseable, license to use, the Innate Corporate Marks during the Licensed Livery Period in accordance with. Notwithstanding the foregoing, and subject in all respects to compliance with all Applicable Law, and the terms of, and any restrictions imposed under the US Marketing Approval or by the relevant Regulatory Authority, MedImmune or one of its Affiliates may in the US Territory, following the transfer of the US Marketing Approval to MedImmune or one of its Affiliates, sell any Product in Innate's livery for the lesser of (i) a period of six (6) months after the US Transfer Date or (ii) the maximum time permitted by the relevant Regulatory Authority for MedImmune or one of its Affiliates to sell inventory in Innate's livery after the US Transfer Date (the "**Licensed Livery Period**"). MedImmune (itself or through its Affiliate) shall calculate and submit US Government, Centers of Medicaid and Medicare (CMS), and state price reporting requirements for sales made by MedImmune (or its Affiliates) of the Product in Innate's livery in the US Territory following the US Transfer Date and during the Licensed Livery Period, subject to Innate having given MedImmune (or its designated Affiliate) access to the DDR (the relevant

drug reporting system for Medicaid/Medicare at CMS) prior to the US Transfer Date. At the end of the Licensed Livery Period, MedImmune or its Affiliate shall destroy any remaining Product in Innate's livery held by MedImmune or its Affiliates at the end of the Licensed Livery Period, at its own cost and shall send to Innate a certificate of destruction, executed by a duly authorised representative of MedImmune.

5.8 Communications and Filings with Regulatory Authorities.

5.8.1 With respect to the Product, the holder of the US Marketing Approval shall be responsible for all communications with the Regulatory Authorities in the US Territory with respect to the Product.

5.8.2 While Innate is the holder of the US Marketing Approval with respect to the Product, it shall wherever practicable provide MedImmune with reasonable advance notice of all meetings, conferences, discussions or other communications (whether face-to-face or teleconference and including any meeting of experts convened by a Regulatory Authority concerning any topic relevant to the Product) with a Regulatory Authority concerning any matter relating to the Product in the US Territory within two (2) Business Days after the earliest of the occurrence, notice or scheduling of such meeting (or as quickly as feasibly possible if the meeting is scheduled with less than a two (2) Business Days' prior notice), including copies of all related documents and other relevant information relating to such meetings, conferences, discussions or other communications. MedImmune shall have the right to have reasonable representation present at and to participate in such meetings, conferences, discussions and other communications.

5.8.3 While Innate is the holder of the US Marketing Approval in the US Territory, it shall promptly provide MedImmune with the following (if not already provided pursuant to clause 5.8.2), or if not practicable to provide, written summaries of the following:

(a) copies of all regulatory correspondence from 1 February 2020 to or from the Regulatory Authorities relating to the Product in the US Territory, not already in MedImmune's possession;

(b) advance copies of material submissions and filings (*e.g.*, INDs, BLAs, major supplements or amendments to the foregoing, material labelling supplements, Regulatory Authority meeting requests and core data sheets) to the Regulatory Authorities and a reasonable opportunity to comment in advance on such submissions (which comments Innate shall consider in good faith and shall be incorporated therein to the extent reasonable);

(c) notices of any revocations of US Marketing Approval and any Product recalls or withdrawals in the US Territory;

(d) reasonable responses to inquiries by MedImmune regarding the US Marketing Approval, including reasonable access to Innate's personnel in connection with such inquiries; and

(e) copies of all other documents and correspondence pertaining to the Product in the US Territory after they have been submitted to, or received from, the Regulatory Authorities in the US Territory from 1 February 2020.

5.8.4 Subject to clause 5.6.2, Innate shall take into account MedImmune's comments provided as part of the discussions at the Transition Committee with respect to any filing with, response to, or interactions with the Regulatory Authorities relating to the Product in the US Territory.

5.9 Recalls, Suspensions or Withdrawals.

5.9.1 **Notification**. Each Party shall notify the other Party promptly (but in no event later than forty-eight (48) hours) following its determination that any event, incident or circumstance has occurred that may result in the need for a recall, market suspension or market withdrawal of the Product (whether in the Territories or outside the Territories) and shall include in such notice the reasoning behind such determination and any supporting facts.

5.9.2 **Conduct**. As between the Parties, while Innate is the holder of the US Marketing Approval in the US Territory, Innate shall have final decision making authority with respect to Product recalls in the Territories and shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension or market withdrawal in the Territories, including any retraction of Promotional Materials; *provided* that prior to any implementation of such a recall, market suspension or market withdrawal, including any retraction of Promotional Materials, Innate shall consult with MedImmune and shall consider MedImmune's comments in good faith. If a recall, market suspension or market withdrawal, including any retraction of Promotional Materials, is mandated by a Regulatory Authority in the Territories, as between the Parties, Innate shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions or market withdrawals undertaken pursuant to this clause 5.9.2, as between the Parties, Innate shall be solely responsible for the execution thereof at MedImmune's cost as provided in clause 5.10.3.

5.9.3 **Costs of Recalls, Suspensions or Withdrawals**. From the Termination Date, subject to clause 6.1, MedImmune shall be responsible for all costs of any recall, market suspension or market withdrawal of the Product as provided in clause 5.10.3, except in the event and to the extent that such recall, market suspension or market withdrawal resulted from Innate's or its Affiliate's breach of its obligations under this Agreement or Innate's negligence, in which case, Innate shall bear the expense of such recall, market suspension or market withdrawal.

5.10 SOTC and Transition Services.

5.10.1 **Transition Period**. From the Termination Date, MedImmune shall acquire the economic rights to any sales of Product inventory made by Innate and Innate shall pay to MedImmune the Sales Margin in accordance with the terms of Schedule 8.1. Each of the Parties shall as soon as reasonably practicable after becoming aware of the same, advise the other Party, if it becomes aware of any circumstances that may cause delay, disruption or failure to perform any SOTC Service and use their reasonable efforts to notify the other, if it becomes aware that an obligation of the other has not been performed in accordance with any time period required under this Agreement.

5.10.2 **Transition Services Fee**. In consideration of the performance of the Transition Services, MedImmune shall pay to Innate the applicable Transition Services Fee on a monthly basis after receipt of an invoice therefor. As and when Innate makes Net Sales during the Transition Period, Innate shall be entitled to receive such Net Sales in the first instance.

5.10.3 **Expenses**. MedImmune shall (within forty five (45) days after MedImmune's receipt of an invoice therefor together with other reasonable supporting documentation from Innate) reimburse Innate for all Expenses plus an additional amount equal to [redacted] of each such Expense. Innate shall be required to obtain the written approval of MedImmune for any individual Expense Innate reasonably expects to incur in the performance of the Transition Services in accordance with this Agreement, which (a) are not within the categories of expenses listed in Part 2 of Schedule 7 or (b) would (together with previously incurred Expenses reimbursable hereunder) exceed the aggregate Expenses estimated pursuant to Part 2 of Schedule 7 by [redacted] or more, such approval not to be unreasonably withheld, conditioned or delayed. Innate shall not be entitled to reimbursement for any of the costs and expenses incurred by Innate and its Affiliates of any sub-contractors appointed by Innate or its Affiliates to perform the Transition Services and in any case, for which Innate is charging a Transition Services Fee. For the avoidance of doubt, the operation of this clause 5.10.3 shall not entitle Innate and its Affiliates to recover the same Expense twice.

5.10.4 **Financial Records**. Innate shall and shall cause its Affiliates and Sublicensees to, keep complete and accurate financial books and records documenting the calculation of Net Sales, Sales Margin, Expenses and Transition Services Fee, in sufficient detail to calculate and verify all such amounts and any other amounts payable hereunder. Such records shall be in compliance with Applicable Law. Innate shall and shall cause its Affiliates to, retain such books and records until the later of (a) three (3) years after the end of the period to which such books and records pertain and (b) the expiration of the applicable Tax statute of limitations (or any extensions thereof) or for such longer period as may be required by Applicable Law.

5.10.5 **Audit**. In respect of the Transition Period during which SOTC Services are being provided, at the request of MedImmune, Innate shall and shall cause its Affiliates to, permit MedImmune or an independent auditor designated by MedImmune and reasonably acceptable to Innate, not more than once in respect of each such Calendar Year and at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to this clause 5 to ensure the accuracy of all reports and payments made hereunder. Except as provided below, the cost of this audit shall be borne by MedImmune, unless the audit reveals, with respect to the period covered by the audit, a variance of more than [redacted] from the reported financial amounts for such period, in which case Innate shall bear the cost of the audit. Unless disputed pursuant to clause 5.10.6, if such audit concludes that (a) additional amounts were owed by MedImmune, then MedImmune shall pay the additional amounts, with interest from the date originally due or (b) excess payments were made by MedImmune, Innate shall reimburse such excess payments, in either case ((a) or (b)), within [redacted] after the date on which such audit is completed by MedImmune.

5.10.6 **Audit Dispute**. In the event of a Dispute arising out of or in connection with any audit under clause 5.10.5, the Parties agree to submit the Dispute, in the first instance, to administered expert proceedings in accordance with the Rules for the Administration of Expert Proceedings of the International Chamber of Commerce. After the International Centre for ADR's notification of the termination of the administered expert proceedings, the Dispute, if it has not been resolved, shall be resolved in accordance with the dispute resolution mechanism set out in clause 11.5.

5.11 Product Agreements Transfer.

5.11.1 With effect from the Termination Date until the Product Agreement Transfer Date, Innate shall properly perform Innate's obligations under the relevant Product Agreement and maintain relationships under the Product Agreements, including fulfilling all its obligations under the Product Agreements on behalf of MedImmune, subject always to clause 5.11.2.

5.11.2 With effect from the Product Agreement Transfer Date, MedImmune shall unconditionally assume from Innate, and agrees to pay and discharge when due, all Liabilities of Innate under any Product Agreement with respect to any breach, or the performance, of, or otherwise arising under, that Product Agreement (including Innate's performance of any burden under a Product Agreement) on or after the Product Agreement Transfer Date in each case attributable to the period commencing on the Product Agreement Transfer Date and, in each case, except to the extent the Liability arises as a result of Innate's breach of this Agreement or its gross negligence or wilful misconduct (that hasn't, in each case, arisen from an instruction from MedImmune). From the Termination Date until the Product Agreement Transfer Date, MedImmune shall reimburse Innate for payments Innate is contractually required to make to the counterparts of the Product Agreements during such period.

5.11.3 Subject to clause 5.11.5:

(a) Innate shall use reasonable endeavours to deliver to MedImmune, on the Product Agreement Transfer Date or such later date as MedImmune may agree, all Third Party Consents and MedImmune shall use reasonable endeavours to complete formalities required of MedImmune to procure that the relevant Product Agreement is assigned to MedImmune; and

(b) to the extent not provided on the Product Agreement Transfer Date, until a Third Party Consent is obtained, Innate shall use reasonable efforts, after the Product Agreement Transfer Date to:

(i) take such reasonable steps as MedImmune reasonably requests to provide for MedImmune (or such Affiliate) the benefit of Innate's rights under the relevant Product Agreement;

(ii) as soon as reasonably practicable give to MedImmune any document or item received by Innate in relation to the relevant Product Agreement; and

(iii) at MedImmune's option (provided it is not prohibited under Applicable Law or the relevant Product Agreement):

(1) do everything reasonable and enter into all documents that MedImmune reasonably requests to enable MedImmune (or such Affiliate) to perform Innate's obligations under the relevant Product Agreement as subcontractor or agent for Innate at MedImmune's cost as provided in clause 5.10.3; or

(2) properly perform Innate's obligations under the relevant Product Agreement and maintain relationships under the Product Agreements, including fulfilling all its obligations under the Product

Agreement substantially in the same manner as it has for the twelve (12) months prior to the Termination Date, at MedImmune's cost as provided in clause 5.10.3.

5.11.4 If the necessary Third Party Consent has not been obtained on or before the end of the Transition Period:

(a) MedImmune may (at any time), by notice to Innate, require Innate to use its reasonable endeavours to procure that the relevant Product Agreement is terminated without Liability to MedImmune (provided that, MedImmune shall indemnify Innate for any Liability Innate or any of its Affiliates suffers or incurs with respect to such termination and which has been notified to MedImmune by Innate prior to such termination taking effect);

(b) Provided that Innate continues performing a Product Agreement in compliance with MedImmune's reasonable instructions, MedImmune shall nevertheless assume from Innate, and agrees to pay and discharge when due, all Liabilities of Innate under such Product Agreement with respect to any breach, or the performance, of, or otherwise arising under, that Product Agreement (including Innate's performance of any burden under a Product Agreement) from the Product Agreement Transfer Date until termination of such Product Agreement, in each case, except to the extent the Liability arises as a result of Innate's breach of this Agreement or its gross negligence or wilful misconduct. From the Product Agreement Transfer Date until termination of such Product Agreement, MedImmune shall reimburse Innate for payments Innate was contractually required to make to the counterparts of the Product Agreements during such period; and

(c) MedImmune and Innate will have no further obligation to the other in relation to achieving the transfer of that Product Agreement to MedImmune.

5.11.5 This Agreement does not constitute a transfer or an attempted transfer of the rights or obligations of Innate under a Product Agreement if the transfer or attempted transfer is illegal under its governing law or constitutes a breach of the relevant Product Agreement.

5.11.6 Any costs or expenses arising under or in relation to this Agreement in connection with the obtaining of any Third Party Consent in relation to the transfer of any Product Agreement or any termination thereof by Innate shall be borne by MedImmune provided, however, that Innate shall be required to obtain the written approval of MedImmune for any such cost or expense and nothing in this Agreement shall require MedImmune to pay any amount to any Third Party in order to obtain any Third Party Consent.

5.11.7 Notwithstanding anything to the contrary set out in this clause 5.11, the invoice due [redacted] for the milestone payment triggered by the enrolment of the [redacted] in [redacted] will be for Innate's account and Innate shall discharge such invoice when due.

6. INDEMNITY

6.1 Indemnity for Assumed Liabilities. With effect from the Termination Date, MedImmune shall indemnify and keep indemnified Innate and each of its Affiliates against:

6.1.1 all Assumed Liabilities; and

6.1.2 all Losses and Liabilities which Innate and its Affiliates may suffer or incur by reason of MedImmune and its Affiliates not performing, discharging or satisfying any Assumed Liability.

6.2 Indemnity for Excluded Liabilities. With effect from the Termination Date, Innate shall indemnify and keep indemnified MedImmune and each of its Affiliates against:

6.2.1 all Excluded Liabilities; and

6.2.2 all Losses and Liabilities which MedImmune and its Affiliates may suffer or incur by reason of Innate and its Affiliates not performing, discharging or satisfying any Excluded Liability.

6.3 Conduct of Claims for Assumed Liabilities.

6.3.1 If Innate becomes aware after Termination of any claim which constitutes or may constitute an Assumed Liability, Innate shall as soon as reasonably practicable: (a) take all appropriate action to preserve evidence relating to the potential claim; and (b) give written notice thereof to MedImmune, setting out such information as is available to Innate as is reasonably necessary to enable MedImmune to assess the merits of the potential claim. At MedImmune's request, Innate shall provide MedImmune with periodic updates on the status of the claim and Innate shall not admit, compromise, settle, discharge or otherwise deal with such claim without MedImmune's prior agreement (such agreement not to be unreasonably withheld or delayed).

6.3.2 Innate shall, and shall procure that its Affiliates shall, take such action as MedImmune may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Assumed Liability subject to Innate and any relevant Affiliate being indemnified and secured to its reasonable satisfaction by MedImmune against all Losses which may thereby be incurred. In connection therewith Innate shall make or procure to be made available to MedImmune or its duly authorised agents on reasonable notice during normal business hours:

(a) all relevant books of account, records and correspondence relating to the Products which have been retained by Innate or its Affiliates (and shall permit MedImmune to take copies thereof at its expense) for the purposes of enabling MedImmune to ascertain or extract any information relevant to the claim; and

(b) access to and assistance from directors, officers, managers, employees, advisers, agents or consultants of Innate or its Affiliates (collectively, "**Innate's Relevant Persons**") in relation to the claim, and Innate will use its reasonable endeavours to procure that such of Innate's Relevant Persons comply with any reasonable requests from MedImmune and generally co-operate with and assist MedImmune and its Affiliates. When seeking assistance under this clause 6.3.2(b), MedImmune, or any of its Affiliates, shall use reasonable endeavours to minimise interference with Innate and its Affiliates' conduct of the relevant business or the performance by Innate's Relevant Persons of their employment duties.

6.4 Conduct of Claims for Excluded Liabilities.

6.4.1 If MedImmune becomes aware after Termination of any claim which constitutes or may constitute an Excluded Liability, MedImmune shall as soon as reasonably practicable: (a) take all appropriate action to preserve evidence relating to the potential claim; and (b) give written notice thereof to Innate, setting out such information as is available to MedImmune as is reasonably necessary to enable Innate to assess the merits of the potential claim. At Innate's request, MedImmune shall provide Innate with periodic updates on the status of the claim and MedImmune shall not admit, compromise, settle, discharge or otherwise deal with such claim without Innate's prior agreement (such agreement not to be unreasonably withheld or delayed).

6.4.2 MedImmune shall, and shall procure that its Affiliates shall, take such action as Innate may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Excluded Liability subject to MedImmune and any relevant Affiliate being indemnified and secured to its reasonable satisfaction by Innate against all Losses which may thereby be incurred. In connection therewith MedImmune shall make or procure to be made available to Innate or its duly authorised agents on reasonable notice during normal business hours:

(a) all relevant books of account, records and correspondence relating to the Business which have been retained by MedImmune or its Affiliates (and shall permit Innate to take copies thereof at its expense) for the purposes of enabling Innate to ascertain or extract any information relevant to the claim; and

(b) access to and assistance from directors, officers, managers, employees, advisers, agents or consultants of MedImmune or its Affiliates (collectively, "**MedImmune's Relevant Persons**") in relation to the claim, and MedImmune will use its reasonable endeavours to procure that such MedImmune's Relevant Persons comply with any reasonable requests from Innate and generally co-operate with and assist Innate and its Affiliates. When seeking assistance under this clause 6.4.2(b), Innate, or any of its Affiliates, shall use reasonable endeavours to minimise interference with MedImmune and its Affiliates' conduct of the relevant business or the performance by MedImmune's Relevant Persons of their employment duties.

7. WARRANTIES

7.1 Mutual Warranties. MedImmune and Innate each warrants to the other, as of the Termination Date, and covenants that:

7.1.1 it is a corporation duly organised, validly existing and in good standing under the laws of the jurisdiction of its organisation and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

7.1.2 its execution of this Agreement has been duly authorised by all necessary corporate action and does not violate: (i) such Party's charter documents, bylaws or other organisational documents; (ii) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (iii) any requirement of any Applicable Law; or (iv) any order, writ, judgment,

injunction, decree, determination or award of any court or Governmental Authority presently in effect applicable to such Party;

7.1.3 its performance and exercise in accordance with this Agreement of the obligations and transactions contemplated hereby do not violate in any material respect, any agreement, instrument or contractual obligation to which such Party is bound;

7.1.4 this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

7.1.5 it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfilment of its obligations hereunder;

7.1.6 it is not aware of any fact or information that would cause it to bring a claim against the other Party under the License Agreement or other Ancillary Agreement;

7.1.7 neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services or activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. It agrees to inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates' Knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services or activities hereunder; and

7.1.8 neither it nor any of its Affiliates are insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them; there are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning it or any of its Affiliates and no events have occurred which would justify such proceedings; and no steps have been taken to enforce any security over any assets of it or any of its Affiliates and no event has occurred to give the right to enforce such security.

7.2 Additional Warranties of Innate. Innate further warrants to MedImmune, as of the Termination Date:

7.2.1 all Returned Assets, are legally and beneficially owned or Controlled by Innate or one of its Affiliates, free and clear of all Encumbrances and neither Innate nor its Affiliates has agreed to dispose of or grant any licence to any of the Returned Assets;

7.2.2 Innate has the right to grant the licences in accordance with this Agreement;

7.2.3 neither Innate nor any of its Affiliates nor any of its or their Sublicensees have received written notice of any material deficiencies or misstatements asserted by any applicable Governmental

Authority with respect to the US Marketing Approval or filing with respect to the US Marketing Approval, nor, to Innate's Knowledge, are there any facts or circumstances that would be likely to lead to such assertions being made;

7.2.4 Innate has at all times Exploited the Products in all material respects in accordance with the specifications and standards contained in the US Marketing Approval and with Applicable Law;

7.2.5 Innate has not at any point used Sublicensees;

7.2.6 other than the Product Trademarks and the Innate Corporate Marks, neither Innate nor any of its Affiliates have applied for, registered or used any Trademarks in connection with the Exploitation of the Product in the Territories;

7.2.7 Innate has not received any written claim or demand alleging that the Product Trademarks infringe any Intellectual Property Rights owned by any Third Party and no Person is infringing or threatening to infringe the Product Trademarks;

7.2.8 other than the agreement with Knobbe Martens Olsen & Bear as trademark agent for the Product Trademarks, neither Innate nor any of its Affiliates have entered into any agreements relating to the Product Trademarks;

7.2.9 neither Innate nor any of its Affiliates owns or Controls any Patents that relate to, or would be infringed by the use, offer for sale or sale of, the Product Antibody, Product, or otherwise would be infringed by the use of the Licensed Innate Know-How;

7.2.10 neither Innate nor any of its Affiliates is currently, and has not been, involved whether as claimant or defendant or other party in any Proceeding (other than as claimant in the collection of debts arising in the ordinary and usual course of its business) which is related to the Product (including personal injury claims) or the Returned Assets and to Innate's Knowledge, no such Proceeding is threatened; and

7.2.11 Innate is resident in France for Tax purposes.

8. TAX

8.1 Responsibility for Tax. All amounts payable under this Agreement shall be paid free and clear of any and all Taxes, except for any withholding Taxes required by Applicable Law. Except as provided in this clause 8, each Party shall be solely responsible for paying any and all Taxes (other than withholding Taxes required by Applicable Law to be deducted from payments and remitted by the other Party) levied on account of, or measured in whole or in part by reference to, any payments it receives. Each Party shall deduct or withhold from the payments any Taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if a Party is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding Tax, it may deliver to each other Party or the appropriate Tax Authority (with the assistance of each other Party to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve such Party of its obligation to withhold such Tax and that Party shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that a Party has received evidence of such other Party's delivery of all applicable forms (and, if necessary, its receipt of

appropriate governmental authorisation) at least fifteen (15) days prior to the time the payments are due. If, in accordance with the foregoing, a Party withholds any amount, it shall pay to the relevant Party the balance when due, make timely payment to the proper Tax Authority of the withheld amount and send to each other Party proof of such payment within ten (10) days following such payment.

8.2 **Effect of Assignment**. Notwithstanding the foregoing, in the event a Party assigns its rights or obligations under this Agreement or otherwise makes any payment under this Agreement from a jurisdiction other than the jurisdiction in which such Party is tax resident at the time of this Agreement (each an "**Assignment**"), and immediately after such Assignment the amount of any deductions or withholdings for on account of Tax (each a "**Tax Deduction**") in respect of such payment it makes are greater than the amount of Tax Deductions that would have been required by Applicable Law absent such Assignment, then such increased Tax shall be borne by the Party making such Assignment.

8.3 **Indirect tax clause**. Notwithstanding anything contained in this clause 8, the following shall apply with respect to Indirect Taxes. All payments are stated exclusive of Indirect Taxes. If any Indirect Taxes are chargeable by the payee, or the payee or any of its Affiliates is required to account to a Tax Authority for any Indirect Taxes, in each case in respect of any payments due under this Agreement, the payer shall pay to the payee an equal amount to such Indirect Taxes at the applicable rate in respect of any such payments, following the receipt of an Indirect Taxes invoice issued in the appropriate form by the payee in respect of those payments to which such Indirect Taxes relate. The Parties shall issue invoices for all goods and services supplied under the this Agreement consistent with Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form, the Parties shall cooperate to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements.

8.4 Anti-tax evasion

8.4.1 Each Party represents, warrants and undertakes that neither it nor its Affiliates shall commit a United Kingdom tax evasion facilitation offence under section 45(5) of the UK Criminal Finances Act 2017 in connection with or attributable to this Agreement or the transactions contemplated hereby.

8.4.2 Each Party shall promptly report to each other Party any apparent breach of clause 8.4.1 and shall (i) answer, in reasonable detail, any written or oral inquiry from each other Party related to its and its Affiliates' compliance with clause 8.4.1, (ii) facilitate the interview of employees of such Party by each other Party (or any agent of such Party) at any reasonable time specified by the inquiring Party related to such Party's compliance with clause 8.4.1 and (iii) co-operate with the inquiring Party or any Tax Authority in relation to any investigation relating to the matters referred to in clause 8.4.1, in all cases, as reasonably required to enable that other Party to comply with its undertaking in clause 8.4.1.

9. CONFIDENTIALITY

9.1 Confidentiality obligations generally

9.1.1 **Confidentiality obligation**. For a period of [redacted] following the date of this Agreement, each Party shall keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by any other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement (including in relation to each Party's rights and obligations in respect of the Transition Services). Each Party covenants to the other that neither it nor any of its Affiliates shall disclose any such Confidential Information to its officers, directors, employees, sublicensees, agents or any other Person under its authorisation unless such officers, directors, employees, sublicensees, agents or Persons under its authorisation are subject in writing to substantially the same confidentiality obligations as applicable to the Parties under this Agreement.

9.1.2 **Exceptions**. The confidentiality and non-use obligations under clause 9.1.1 with respect to any Confidential Information shall not include any Information that:

(a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party;

(b) can be demonstrated by documentation or other competent proof to have been in the receiving Party's possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such Information;

(c) is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such Information;

(d) has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

(e) can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party's Confidential Information.

9.1.3 **Permitted Disclosure**. Each Party may disclose Confidential Information to the extent that such disclosure is:

(a) made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body (including a Tax Authority) of competent jurisdiction or, if in the reasonable opinion of the receiving Party's legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators the rules of the applicable stock exchange; provided, however, that the receiving Party shall, unless prohibited by Applicable Law, first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued;

and provided, further, that the Confidential Information disclosed shall be limited to that information which is legally required to be disclosed in response to such court or governmental order or to comply with the relevant law or rules of the applicable stock exchange;

(b) made by or on behalf of the receiving Party, in connection with its performance or exercise of its rights under this Agreement to the Regulatory Authorities (including using and disclosing Confidential Information of the other Party relating to the Product for Patent filing and prosecution purposes, for the purposes of making BLAs and for the purposes of appointing Third Parties to Manufacture the Product); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law; or

(c) made by or on behalf of the receiving Party to potential or actual investors, acquirers or licensees, as may be necessary in connection with their evaluation of such potential or actual investment acquisition or license; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this clause 9.1.3 (with a duration of confidentiality and non-use obligations as appropriate that is no less than five (5) years from the date of disclosure).

9.2 Return or destruction of Confidential Information. Promptly following Termination, any Party may request in writing and each non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of the License Agreement, the Ancillary Agreements or this Agreement, at the requesting Party's election: (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the non-requesting Party's sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing:

9.2.1 the non-requesting Party shall be permitted to retain such Confidential Information: (i) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder or under Applicable Laws and, in any event, a single copy of such Confidential Information for archival purposes; and (ii) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party's automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party's standard archiving and back-up procedures, but not for any other uses or purposes;

9.2.2 in the case of Innate, Innate shall not be required to destroy MedImmune Confidential Information necessary to perform the Transition Services until the end of the Transition Period; and

9.2.3 all Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in clause 9.1.1.

9.3 Responsibility for Representatives. Each Party will be fully responsible for:

9.3.1 ensuring that any Representative of such Party with access to the Confidential Information shall adhere to confidentiality provisions on terms at least as stringent as this Agreement;

9.3.2 any breach by a Representative of such Party of their confidentiality obligations with respect to such Confidential Information and of this Agreement; and

9.3.3 any Losses caused by use or disclosure of any Confidential Information by a Representative of such Party.

9.4 Disclosure of breach. Each Party agrees to promptly inform each other in writing in the event of any breach of the obligation of confidentiality in this clause 9.

10. COMPLIANCE

10.1 Anti-Bribery and Anti-Corruption Compliance.

10.1.1 Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (together with Innate or MedImmune (as applicable), the "**Representatives**") that for the performance of its obligations hereunder it shall comply with, and shall procure that its Representatives comply with, all applicable Anti-Corruption Laws and AstraZeneca's Global Ethical Interactions Policy.

10.1.2 Each Party, on behalf of itself and its other Representatives, shall promptly inform the other Party upon receiving a formal notification that it or any of its Representatives is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation.

10.1.3 For the purpose of auditing and monitoring the performance of its compliance with clause 10.1, each Party (the "**Audited Party**") will, subject to the terms of this clause 10.1.3 and not more than once in each Calendar Year, permit a reputable independent auditor appointed by the other Party (the "**Auditing Party**") for such purpose (such auditor to be reasonably acceptable to the Audited Party) and any Governmental Authority to have access to any premises of the Audited Party or other Representatives used in connection with this Agreement (such access to be at reasonable times and on reasonable notice), together with a right to access personnel and records that relate to this Agreement (a "**Compliance Audit**").

(a) To the extent that any Compliance Audit requires access and review of any commercially or strategically sensitive information or agreements, such independent auditor shall only report back such information as is directly relevant to informing on compliance with the particular provisions of this Agreement or the agreement being audited.

(b) The Audited Party shall, and shall cause its Representatives to, provide all cooperation and assistance during normal working hours as reasonably requested by its independent auditor for the purposes of a Compliance Audit. The Auditing Party shall cause any such auditor to enter into a confidentiality agreement substantially consistent with the applicable requirements of clause 9, and to cause the minimum amount of disruption to

the business of the Audited Party and its Representatives and to comply with relevant building and security regulations.

(c) The Parties shall bear their own costs of a Compliance Audit or rendering assistance under this clause 10.1.3.

10.1.4 If either Party becomes aware that the other Party (or its Representative) has or may have committed a Material Anti-Corruption Law Violation, such Party shall have the right, in addition to any other rights or remedies under this Agreement or to which it may be entitled in law or equity, to terminate Innate's provision of some or all of the services during the Transition Period, upon written notice to the other Party if the breaching Party does not cure such Material Anti-Corruption Law Violation within one hundred eighty (180) days of learning of such Material Anti-Corruption Law Violation. To cure such Material Anti-Corruption Law Violation, the breaching Party must take such steps, additional measures, representations, warranties, undertakings and other provisions, in each case, as the other Party believes in good faith are reasonably necessary in order to avoid a subsequent violation or continuing violation of the Anti-Corruption Laws.

10.1.5 Either Party may disclose the terms of this Agreement or any action taken under this clause 10.1 to prevent a potential violation or continuing violation of applicable Anti-Corruption Laws, including the identity of the other Party or its Representative and the payment terms, to any Governmental Authority if such Party determines, upon advice of counsel, that such disclosure is necessary.

10.2 Data Privacy.

10.3 Compliance with Law. Without prejudice to any other provision of this Agreement, each Party shall comply with its respective obligations under Data Protection Law in connection with this Agreement (including in connection with Innate's provision of Transferred Data to MedImmune in connection with this Agreement).

10.3.1 **Cooperation and Assistance**. Each Party shall provide each other Party with such assistance as may be reasonably requested to ensure that each Party complies with its obligations under Applicable Law, including Data Protection Law. For clarity, such assistance may include cooperating in response to requests from Data Subjects or supervisory authorities, or the provision of information relating to Transferred Data, including providing copies of any relevant fair processing notices or consent forms provided to Data Subjects.

11. MISCELLANEOUS

11.1 Employees who Transfer under the Regulations.

11.1.1 Innate and MedImmune do not intend that as a consequence of the transaction effected hereunder any employees of Innate or any of its Affiliates ("**Employees**") shall transfer to MedImmune under this Agreement or by operation of law. If, under the Regulations, the contract of employment of any person is found or alleged to have effect after the Termination Date as if originally made with MedImmune or its Affiliates or successors, as a consequence of the transaction effected hereunder and to the extent permitted by Applicable Laws (an "**Unexpected Transfer Employee**"):

(a) MedImmune will, upon becoming aware of any Unexpected Transfer Employee, notify Innate immediately or as soon as is reasonably practicable in writing;

(b) Innate agrees that in consultation with MedImmune, it will within [redacted] Business Days of being so requested by MedImmune (as long as the request is made no later than [redacted] Business Days after notification under clause 11.1.1(a)), make (or procure there is made) to that Unexpected Transfer Employee an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to below on the same terms and conditions as that person's contract of employment immediately before the Termination Date, or on terms and conditions which, when taken as a whole, do not materially differ from the terms and conditions of employment of that person immediately before the Termination Date. MedImmune shall give Innate all reasonable co-operation and assistance to procure that the Unexpected Transfer Employee accepts the offer of employment;

(c) upon the expiry of [redacted] Business Days following the offer in clause 11.1.1(b) being made (or on the expiry of [redacted] Business Days from MedImmune's request under clause 11.1.1(b) if the offer is not made as requested), MedImmune may terminate the employment of the Unexpected Transfer Employee provided that:

(i) it does so in accordance with all legal requirements; and

(ii) it takes reasonable steps to mitigate any payments or entitlements due to the Unexpected Transfer Employee.

(d) Provided that the termination is effected within [redacted] Business Days of the notification under clause 11.1.1(a), Innate shall indemnify MedImmune for any employment liabilities in relation to:

(i) the employment of the Unexpected Transfer Employee after the Termination Date until any such termination (save to the extent that MedImmune has acted unlawfully in respect thereof); and

(ii) the termination of employment of the Unexpected Transfer Employee.

11.1.2 MedImmune and Innate shall give each other any assistance that either may reasonably require to comply with the Regulations in relation to the Unexpected Transferring Employees and in contesting any claim by any Employee at or before the Termination Date resulting from or in connection with this Agreement.

11.2 **Export Control**. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Neither Party shall export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export licence or other governmental approval, without first obtaining such export licence or other governmental approval.

11.3 **Assignment**. Unless otherwise expressly provided herein, neither Party may assign any of its rights or obligations under this Agreement in any country in whole or in part without the prior

written consent of the other Party, except that each Party shall have the right, without such consent, to perform any of its obligations and exercise any of its rights under this Agreement through, and to assign all of its rights and obligations under this Agreement to, any of its Affiliates; provided that doing so shall not relieve the relevant Party of its responsibilities for the performance of its obligations under this Agreement, and the relevant Party shall remain responsible for the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Such assignee/designee shall thereupon be entitled to enforce and benefit from all such rights and interest, assume all such liabilities and perform such obligations, in substitution of MedImmune. Any attempted assignment or delegation in violation of this clause 11.3 shall be void and of no effect.

11.4 **Severability**. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights and obligations of a Party will not be materially and adversely affected all other provisions of this Agreement shall remain in full force and effect and the Parties will use all reasonable efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.

11.5 **Dispute Resolution**.

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

11.6 **Governing Law**. The interpretation and construction of this Agreement (including non-contractual disputes) shall be governed by the laws of [redacted] excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

11.7 **Notices**. Any notice, request, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be deemed given only if hand delivered, sent by an internationally recognised overnight delivery service, costs prepaid, or sent by email (providing such email is read receipted and such notice is also despatched by an internationally recognised overnight delivery service, costs prepaid, on same day) to the Party to whom notice is to be given at the following address (or at such other address such Party may have provided to the other Party in accordance with this clause 11.7.

11.7.1 **Notice Requirements**.

11.7.2 **Address for Notice**.

(a) If to Innate, to:

Innate Pharma S.A.
17, Avenue de Luminy - BP 30191
13276 Marseille Cedex 09 France
Attention: CEO
[redacted]

and with a copy (which shall not constitute effective notice) to:

Innate Pharma S.A.
17, Avenue de Luminy - BP 30191
13276 Marseille Cedex 09 France
Attention: Head of Legal
Email:
[redacted]

Such notice shall be deemed to have been given as of the date delivered by hand, or on the second business day (at the place of delivery) after deposit with an internationally recognised overnight delivery service, whichever is the earlier.

(b) If to MedImmune, to:

MedImmune LLC
c/o AstraZeneca AB
SE-431 83 Mölndal, Sweden

[redacted]
Email: [redacted]
Development

with a copy (which shall not constitute effective notice) to:

AstraZeneca UK Limited
Deputy General Counsel, Corporate Legal
Academy House
136 Hills Road
Cambridge
CB2 8PA
United Kingdom

[redacted]

Such notice, shall be deemed to have been given as of the date delivered by hand, or on the second business day (at the place of delivery) after deposit with an internationally recognised overnight delivery service, whichever is the earlier.

11.8 Further Assurances.

11.8.1 Without limitation of any other terms of this Agreement, each Party shall duly and timely execute and deliver, or cause to be duly and timely executed and delivered, such instruments, assignments, confirmatory assignments, agreements, powers of attorney and other documents (including a power of attorney to a third party vendor selected by MedImmune to take reasonable steps to maintain, protect and otherwise manage the Product Trademarks), and shall do and cause to be done such acts and things, including the filing of such assignments, confirmatory assignments, agreements, documents, powers and other instruments, as may be necessary under, or as each other Party may reasonably request in connection with, or to carry out the purpose of, or to confirm unto that other Party its rights under this Agreement. To the extent that any chain of title from MedImmune or its Affiliates to Innate and address updates in the EU Territory and documents

have not been duly recorded with respect to any of the Product Trademarks prior to the Termination Date, Innate shall be solely responsible for recording, and shall work diligently to record, any such chain of title and address updates and documents with the applicable Governmental Authorities, with all necessary filings to be completed as soon as possible following, and proof of such filings to be delivered to MedImmune as soon as possible following the Termination Date, and Innate shall bear all costs relating thereto (except for address updates outside EU Territory). Subject to the preceding sentence, MedImmune shall be solely responsible for recording, and shall work diligently to record, the chain of title and address updates and documents with the applicable Governmental Authorities for transfer of the Product Trademarks from Innate to MedImmune or its Affiliates, at its own costs. In addition, following the Termination Date, if any Party becomes aware that (i) any part of the Returned Assets has not been transferred to MedImmune or its designee by the applicable time required herein, or (ii) any part of the Returned Assets transferred to MedImmune pursuant to this Agreement should not have been so transferred based on clauses 3.1 or 3.2, respectively, it shall promptly notify the other Party in writing and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, with any necessary prior Third Party Consent or approval, to (a) MedImmune, or its designee in the case of clause (i) above, or (b) Innate, in the case of clause (ii) above, and in either case, such transfer shall be the sole and exclusive remedy of any Party with respect to any such circumstance described in clause (i) or (ii).

11.8.2 To the extent not already delivered to MedImmune, as soon as reasonably practicable after the Termination Date, Innate shall deliver, or cause to be delivered, to MedImmune or its designee a list of all due dates and other deadlines relating to the Product Trademarks, including any and all filing, office action response, payment, maintenance, renewal or other deadlines, and a status report providing the details of each Product Trademarks.

11.8.3 To the extent not already delivered to MedImmune, promptly following the Termination Date, Innate shall deliver, or cause to be delivered, to MedImmune or its designee, its original trademark prosecution, maintenance, enforcement and litigation files (or true and accurate copies thereof) relating to the Product Trademarks and all original registration certificates in its or its Affiliates' (or in its or their trademark counsel's) possession. Innate shall promptly initiate the delivery process of the original files and original registration certificates in Innate's or its applicable Affiliates' possession as of the Termination Date, which files and original registration certificates shall be delivered to MedImmune or its designee as soon as reasonably practicable after the Termination Date (provided that the files relating to any Product Trademarks that is the subject of any outstanding office actions or objections or that are involved in any trademark disputes shall be provided by no later than the earlier of thirty (30) days after the Termination Date and ten (10) days prior to any deadline with respect thereto), and shall promptly instruct its and its Affiliates' trademark counsel to initiate the delivery process of the original files and original registration certificates in such counsel's possession as of the Termination Date.

11.8.4 For a period of one (1) year from the Termination Date, Innate shall promptly forward, or instruct its trademark counsel to forward, and shall cause its Affiliates to promptly forward and instruct their counsel to promptly forward, to MedImmune or its designee any correspondence, notices, or other communication relating to the Product Trademarks, including any original registration certificates, that Innate, its Affiliates or its or their trademark counsel may receive from any trademark office or from any third party in connection with or relating to the Product Trademarks.

11.9 Entire Agreement; Amendments

11.9.1 This Agreement and any document referred to in it constitutes the entire agreement between the Parties with respect to its subject matter hereof and thereof. This Agreement supersedes all prior arrangements, undertakings, understandings and agreements, whether written or oral, with respect to its subject matter. Each Party confirms that in entering into this Agreement it is not relying on any statements, representations, warranties, or covenants made by a Party or its representative prior to entering into this Agreement, except as specifically set out in the Agreement. Each Party waives all rights and remedies which, but for this clause 11.8, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

11.9.2 Any amendment or modification of this Agreement must be in writing and signed by authorised representatives of both Parties.

11.9.3 This clause 11.8 shall not exclude or limit liability for fraud or fraudulent misrepresentation.

11.9.4 In the event of any inconsistencies between this Agreement and any Schedules or other attachments hereto, the terms of this Agreement shall control.

11.10 **English Language**. The language of this Agreement is English and all documents, notices, waivers and all other written communications or otherwise between the Parties in connection with this Agreement shall be in English. If this Agreement is translated into any other language, the English language text shall prevail.

11.11 **Waiver and Non-Exclusion of Remedies**. A Party's failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing.

11.12 **No Benefit to Third Parties**. Except for any rights and immunities granted in this Agreement to any Affiliates, including under clause 2.3, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement. Any Person who is not a party to this Agreement (including any employee, officer, agent, representative or subcontractor of either Party), shall not have the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any provision of this Agreement which expressly or by implication confers a benefit on that Person without the express prior agreement in writing of the Parties, which agreement must refer to this clause 11.12, provided that AstraZeneca Affiliates shall have the right to enforce clause 2.3 of this Agreement.

11.13 **Relationship of the Parties**. It is expressly agreed that the relationship between Innate and MedImmune shall not constitute a partnership, joint venture, or agency. Neither Innate nor MedImmune shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party to do so.

11.14 **Counterparts**. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement may be executed by PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

THIS AGREEMENT IS EXECUTED by the authorised representatives of the Parties as of the date first written above.

MEDIMMUNE LIMITED	**INNATE PHARMA S.A.**
By:	By:
Name: [redacted]	[redacted]
Title: Deputy General Counsel	Title: President

SCHEDULE 1

PRODUCT AGREEMENTS

[redacted]

3. [redacted]

SCHEDULE 2

PRODUCT ANTIBODY

[redacted]

[redacted]

SCHEDULE 3
PRODUCT TRADEMARKS

MARK	COUNTRY	OWNER	ASSIGNMENT RECORDAL STATUS	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS	KNOBBE REF. NO.
良美新	China	Innate Pharma SA		36539947 27-Feb-2019	36539947 21-Oct-2019	5: Pharmaceutical preparations; medicinal drug	REGISTERED	INNAT.035WCN
留慕欣	China	Innate Pharma SA		36539946 27-Feb-2019	36539946 21-Oct-2019	5: Pharmaceutical preparations; medicinal drug	REGISTERED	INNAT.036WCN
隆希	China	Innate Pharma SA		36539945 27-Feb-2019	36539945 21-Oct-2019	5: Pharmaceutical preparations; medicinal drug	REGISTERED	INNAT.037WCN
	Australia (via WIPO)	Innate Pharma S.A.	Recorded	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028	INNAT.038IAU
	Switzerland (via WIPO)	Innate Pharma S.A.	Recorded	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028	INNAT.038ICH
	China (via WIPO)	Innate Pharma S.A.	Recorded	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028	INNAT.038ICN

MARK	COUNTRY	OWNER	ASSIGNMENT RECORDAL STATUS	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS	KNOBBE REF. NO.
	Colombia	Innate Pharma S.A.	n/a (recordation not required in this country)	SD2019/0103537 09-Dec-2019	661066 01-Sep-2020	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 01-Sep-2030	INNAT.038WCO
	India (via WIPO)	Innate Pharma S.A.	Recorded	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028	INNAT.038IIN
	Iceland (via WIPO)	Innate Pharma S.A.	Recorded	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028	INNAT.038IIS
	Japan (via WIPO)	Innate Pharma S.A.	Recorded	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028	INNAT.038IJP
	South Korea (via WIPO)	Innate Pharma S.A.	Recorded	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028	INNAT.038IKR

MARK	COUNTRY	OWNER	ASSIGNMENT RECORDAL STATUS	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS	KNOBBE REF. NO.
	Lichtenstein (via WIPO)	Innate Pharma S.A.	Recorded	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028	INNAT.038ILI
	Mexico (via WIPO)	Innate Pharma S.A.	Recorded	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028	INNAT.038IMX
	Norway (via WIPO)	Innate Pharma S.A.	Recorded	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028	INNAT.038INO
	New Zealand (via WIPO)	Innate Pharma S.A.	Recorded	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028	INNAT.038INZ
	Russia (via WIPO)	Innate Pharma S.A.	Recorded	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028	INNAT.038IRU

MARK	COUNTRY	OWNER	ASSIGNMENT RECORDAL STATUS	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS	KNOBBE REF. NO.
	Taiwan	Innate Pharma S.A.	n/a (recordation not required in this country)	108080825 09-Dec-2019	02067921 01-Jul-2020	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 30-Jun-2030	INNAT.038WTW
	Turkey	Innate Pharma S.A.	n/a (recordation not required in this country)	2019/123426 09-Dec-2019	2019 123426 24-Mar-2020	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 09-Dec-2029	INNAT.038WTR
	U.S.	Innate Pharma S.A.	Recorded	87/640123 10-Oct-2017	5598762 06-Nov-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Section 8 & 15 due 06-Nov-2024 Renewal due 06-Nov-2028	INNAT.038TUS
	Argentina	AstraZeneca AB	Documents needed	3696484 28-Mar-2018	3056506 29-Jan-2020	5: Pharmaceutical preparations and substances.	REGISTERED Renewal due 29-Jan-2030	INNAT.038WAR
	Brazil	AstraZeneca AB	Documents needed	914413937 28-Mar-2018	914413937 30-Apr-2019	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 30-Apr-2029	INNAT.038WBR

MARK	COUNTRY	OWNER	ASSIGNMENT RECORDAL STATUS	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS	KNOBBE REF. NO.
	Canada	Innate Pharma S.A.	Recorded	1890677 28-Mar-2018	TMA1078771 21-May-2020	5: Pharmaceutical preparations and substances for use in oncology and for the treatment of cardiovascular diseases and disorders, respiratory diseases and disorders, pharmaceutical preparations for use in gastroenterology; pharmaceutical preparations for the treatment of metabolic diseases and disorders, namely, diabetes, hypoglycaemia, gout, osteoarthritis, anemia, obesity and hypothyroidism; pharmaceutical preparations for the treatment of diseases and disorders of the central nervous system, namely central nervous system infections, brain diseases, depression, anxiety. Central nervous system movement disorders, and spinal cord diseases; pharmaceutical preparations and substances for the treatment of diseases and disorders of the peripheral nervous system, namely cranial and spinal neuropathies, autonomic neuropathies, sensorimotor neuropathies and plexopathies; pharmaceutical preparations and substances for use in pain control and local and general anesthetics; pharmaceutical preparations, namely, anti-inflammatories; pharmaceutical preparations, namely, anti-infective	REGISTERED Renewal due 21-May-2030	INNAT.038WCA
	European Union	AstraZeneca AB	Documents needed	017171745 04-Sep-2017	017171745 18-Dec-2017	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 04-Sep-2027	INNAT.038WEM

MARK	COUNTRY	OWNER	ASSIGNMENT RECORDAL STATUS	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS	KNOBBE REF. NO.
	Hong Kong	Innate Pharma S.A.	Recorded	304476015 28-Mar-2018	304476015 08-Aug-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 27-Mar-2028	INNAT.038WHK
	Macau	AstraZeneca AB	Documents needed	N/136084 28-Mar-2018	N/136084 10-Sep-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 10-Sep-2025	INNAT.038WMO
	South Africa	AstraZeneca AB	Documents needed	2018/08449 27-Mar-2018	2018/08449 29-Mar-2019	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 27-Mar-2028	INNAT.038WZA
LUMOXITI	U.S.	Innate Pharma S.A.	Recorded	87/778486 31-Jan-2018	5610169 20-Nov-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Section 8 & 15 due 20-Nov-2024 Renewal due 20-Nov-2028	INNAT.039TUS
LUMOXITI	Argentina	AstraZeneca AB	Documents needed	3697680 05-Apr-2018	3010317 04-Sep-2019	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 04-Sep-2029	INNAT.039WAR
LUMOXITI	Australia	Innate Pharma S.A.	Recorded	1916753 29-Mar-2018	1916753 25-Jul-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED	INNAT.039WAU

MARK	COUNTRY	OWNER	ASSIGNMENT RECORDAL STATUS	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS	KNOBBE REF. NO.
							Renewal due 29-Mar-2028	
LUMOXITI	Brazil	AstraZeneca AB	Documents needed	914424130 29-Mar-2018	914424130 24-Apr-2019	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 24-Apr-2029	INNAT.039WBR
LUMOXITI	Canada	Innate Pharma S.A.	Recorded	1891028 29-Mar-2018	TMA1070047 17-Jan-2020	5: Pharmaceutical preparations and substances for use in oncology and for the treatment of cardiovascular diseases and disorders, respiratory diseases and disorders, pharmaceutical preparations for use in gastroenterology; pharmaceutical preparations for the treatment of metabolic diseases and disorders, namely, diabetes, hypoglycaemia, gout, osteoarthritis, anemia, obesity and hypothyroidism; pharmaceutical preparations for the treatment of diseases and disorders of the central nervous system, namely central nervous system infections, brain diseases, depression, anxiety, central nervous system movement disorders, and spinal cord diseases; pharmaceutical preparations and substances for the treatment of diseases and disorders of the peripheral nervous system, namely cranial and spinal neuropathies, autonomic neuropathies, sensorimotor neuropathies and plexopathies; pharmaceutical preparations and substances for use in pain control and local and general anesthetics; pharmaceutical preparations, namely,	REGISTERED Renewal due 17-Jan-2030	INNAT.039WCA

MARK	COUNTRY	OWNER	ASSIGNMENT RECORDAL STATUS	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS	KNOBBE REF. NO.
						anti-inflammatories; pharmaceutical preparations, namely, anti-infective		
LUMOXITI	Switzerland	AstraZeneca AB	Documents needed	71198/2018 28-Mar-2018	714872 03-Apr-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 28-Mar-2028	INNAT.039WCH
LUMOXITI	China	AstraZeneca AB	Documents needed	29896731 29-Mar-2018	29896731 28-Jan-2019	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 27-Jan-2029	INNAT.039WCN
LUMOXITI	Colombia	Innate Pharma S.A.	n/a (recordation not required in this country)	SD2019/0103533 09-Dec-2019	660859 01-Sep-2020	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 01-Sep-2030	INNAT.039WCO
LUMOXITI	European Union	AstraZeneca AB	Documents needed	017311192 11-Oct-2017	017311192 25-Jan-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 11-Oct-2027	INNAT.039WEM
LUMOXITI	United Kingdom	Innate Pharma S.A.	Recorded	3275079 05-Dec-2017	3275079 09-Mar-2018	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 05-Dec-2027	INNAT.039WGB
LUMOXITI	Hong Kong	Innate Pharma S.A.	Recorded	304477843 29-Mar-2018	304477843 08-Aug-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 28-Mar-2028	INNAT.039WHK

MARK	COUNTRY	OWNER	ASSIGNMENT RECORDAL STATUS	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS	KNOBBE REF. NO.
LUMOXITI	India	AstraZeneca AB	Documents needed	3792432 29-Mar-2018	2040085 02-Dec-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 29-Mar-2028	INNAT.039WIN
LUMOXITI	Iceland	AstraZeneca AB	Documents needed	V0108424 28-Mar-2018	V0108424 30-Apr-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 30-Apr-2028	INNAT.039WIS
LUMOXITI	Japan	AstraZeneca AB	Documents needed	2018-042716 04-Apr-2018	6068493 03-Aug-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 03-Aug-2028	INNAT.039WJP
LUMOXITI	South Korea	AstraZeneca AB	Documents needed	40-2018-0041554 29-Mar-2018	40-1465868 04-Apr-2019	5: Pharmaceutical preparations and substances for human use	REGISTERED Renewal due 04-Apr-2029	INNAT.039WKR
LUMOXITI	Lichtenstein	AstraZeneca AB	Instructed FA to record	2018-272 29-Mar-2018	18373 29-Mar-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 29-Mar-2028	INNAT.039WLI
LUMOXITI	Macau	AstraZeneca AB	Documents needed	N/136104 28-Mar-2018	N/136104 10-Sep-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 10-Sep-2025	INNAT.039WMO
LUMOXITI	Mexico	Innate Pharma S.A.	Recorded	2028976 02-Apr-2018	1898093 04-Jul-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 02-Apr-2028	INNAT.039WMX

MARK	COUNTRY	OWNER	ASSIGNMENT RECORDAL STATUS	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS	KNOBBE REF. NO.
LUMOXITI	Norway	AstraZeneca AB	Documents needed	201804365 28-Mar-2018	299819 23-Aug-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 28-Mar-2028	INNAT.039WNO
LUMOXITI	New Zealand	AstraZeneca AB	Documents needed	1089844 11-Oct-2017	1089844 02-Oct-2018	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 11-Oct-2027	INNAT.039WNZ
LUMOXITI	Russia	AstraZeneca AB	Documents needed	2018712164 28-Mar-2018	682597 28-Nov-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 28-Mar-2028	INNAT.039WRU
LUMOXITI	South Africa	AstraZeneca AB	Documents needed	2018/08613 28-Mar-2018		5: Pharmaceutical preparations and substances for use in oncology	PENDING	INNAT.039WZA
LUMOXITI	Taiwan	Innate Pharma S.A.	n/a (recordation not required in this country)	108080826 09-Dec-2019	02067922 01-Jul-2020	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 30-Jun-2030	INNAT.039WTW
LUMOXITI	Turkey	Innate Pharma S.A.	n/a (recordation not required in this country)	2019/123428 09-Dec-2019	2019/123428 13-Aug-2020	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 09-Dec-2029	INNAT.039WTR

SCHEDULE 4

INNATE CORPORATE MARKS

1. **Company name:** Innate Pharma

2. **US Affiliate's name:** Innate Pharma, Inc.

3. **Trademarks:**

   a. INNATE PHARMA (EU CTM 003476066 and foreign counterparts)

   b. INNATE (EU CTM 004379591 and foreign counterparts)

4. **Logo:**

innate pharma

(EU CTM 1533346, EU CTM 003476066, and EU CTM 004379591 and foreign counterparts)

SCHEDULE 5

TRADEMARK ASSIGNMENT

DATED 2021

TRADEMARK ASSIGNMENT AGREEMENT

by and among

INNATE PHARMA S.A.

and

ASTRAZENECA AB

relating to

Anti-CD22 Immunotoxin (Moxe)

THIS AGREEMENT is dated 30 June 2021 and made between:

1. **INNATE PHARMA S.A.**, a company incorporated in France, with its principal place of business at 117, Avenue de Luminy – BP 30191 13 009 Marseille, France ("**Innate**"); and

2. **ASTRAZENECA AB**, a company incorporated in Sweden, with its registered address of SE-151 85, Södertälje, Sweden ("**AZ AB**" and together with Innate, the "**Parties**").

BACKGROUND:

A. MedImmune, an Affiliate of AZ AB, and Innate entered into that certain license agreement dated 22 October 2018, as amended (the "**License Agreement**"), whereby MedImmune granted Innate a license under certain Intellectual Property Rights owned or Controlled by MedImmune to Develop, Manufacture, seek registration of and Commercialize the Product in the Territories, in accordance with the terms and conditions set forth therein;

B. In connection with the License Agreement, the Parties have entered into a trademark assignment agreement dated 21 May 2019 (the "**TM Assignment**") under which the Assigned Product Trademarks were assigned to Innate;

C. Innate is the owner of the Product Trademarks, including the trademark registrations and applications for such Product Trademarks listed in Schedule 1 to this Agreement (**"Assigned Product Trademarks"**).

D. On [redacted], Innate sent a termination notice pursuant to clause 20.2.3 of the License Agreement, in order to terminate the Licence Agreement.

E. Further to such termination notice, Innate and MedImmune have discussed and agreed to that certain termination and transition agreement dated 30 June 2021 (the "**TTA**").

F. In accordance with the terms and conditions of the TTA, Innate has agreed to assign to AZ AB, and AZ AB agreed to accept from Innate, all of its rights, title and interest in and to the Assigned Product Trademarks.

IT IS AGREED that:

1. DEFINITIONS AND INTERPRETATION

1.1 Defined terms

Unless otherwise defined in this trade mark assignment agreement ("**Agreement**"), capitalised terms used in this Agreement have the meanings ascribed to them in the TTA.

2. ASSIGNMENT

2.1 Pursuant to and for consideration as set out in the TTA, Innate hereby assigns to AZ AB (and, in relation to any Product Trademarks owned or co-owned by any Affiliate of Innate, shall procure that each such Affiliate shall assign to AZ AB) and AZ AB hereby accepts all of Innate's (or such Innate's Affiliate's) right, title, and interest in and to:

2.1.1 the Assigned Product Trademarks, together with all rights derived therefrom, including any and all common law and statutory rights therein and thereto and all registrations and applications for any of the Assigned Product Trademarks and all renewals thereof;

2.1.2 the entitlement to any registration for the Assigned Product Trademarks granted pursuant to any of the applications for the Assigned Product Trademarks;

2.1.3 all causes of action (either in law or in equity), and all rights to sue or bring or defend any claims or proceedings and to obtain relief (and to retain any royalties, damages and other monies recovered), in respect of any infringement or other violation of, or other cause of action arising from ownership of, any of the Assigned Product Trademarks, whether occurring before, on or after the date of this Agreement; and

[redacted]

3. MISCELLANEOUS

3.1 Entire Agreement

This Agreement and the TTA together represent the entire agreement between the Parties in relation to this Agreement and supersede any previous agreement, arrangement or understanding, whether written or oral, between the Parties in relation to that subject matter. Accordingly, all other terms, conditions, representations, warranties and other statements which would otherwise be implied (by law or otherwise) shall not form part of this Agreement to the extent permitted by Applicable Law.

3.2 Conflict

To the extent that a conflict should exist between the terms of this Agreement and the TTA, the terms of the TTA shall prevail.

3.3 Counterparts

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

3.4 Governing law

The interpretation and construction of this Agreement (including non-contractual disputes) shall be governed by the laws of [redacted] excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

3.5 Binding.

This Agreement shall be binding upon and inure solely to the benefit of the Parties and their Affiliates, successors and permitted assigns.

EXECUTION

The Parties have shown their acceptance of the terms of this Agreement by executing this Agreement at the end of the Schedules.

Schedule 1
(Assigned Product Trademarks)

MARK	COUNTRY	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS
良美新	China	36539947 27-Feb-2019	36539947 21-Oct-2019	5: Pharmaceutical preparations; medicinal drug	REGISTERED
留慕欣	China	36539946 27-Feb-2019	36539946 21-Oct-2019	5: Pharmaceutical preparations; medicinal drug	REGISTERED
隆希	China	36539945 27-Feb-2019	36539945 21-Oct-2019	5: Pharmaceutical preparations; medicinal drug	REGISTERED
	Australia (via WIPO)	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028
	Switzerland (via WIPO)	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028
	China (via WIPO)	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028

MARK	COUNTRY	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS
	Colombia	SD2019/0103537 09-Dec-2019	661066 01-Sep-2020	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 01-Sep-2030
	India (via WIPO)	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028
	Iceland (via WIPO)	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028
	Japan (via WIPO)	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028
	South Korea (via WIPO)	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028
	Lichtenstein (via WIPO)	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028

MARK	COUNTRY	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS
	Mexico (via WIPO)	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028
	Norway (via WIPO)	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028
	New Zealand (via WIPO)	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028
	Russia (via WIPO)	1408425 27-Mar-2018	1408425 27-Mar-2018	5: Pharmaceutical preparations; medicinal drug	REGISTERED Renewal due 27-Mar-2028
	Taiwan	108080825 09-Dec-2019	02067921 01-Jul-2020	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 30-Jun-2030
	Turkey	2019/123426 09-Dec-2019	2019 123426 24-Mar-2020	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 09-Dec-2029

MARK	COUNTRY	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS
	U.S.	87/640123 10-Oct-2017	5598762 06-Nov-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Section 8 & 15 due 06-Nov-2024 Renewal due 06-Nov-2028
	Argentina	3696484 28-Mar-2018	3056506 29-Jan-2020	5: Pharmaceutical preparations and substances.	REGISTERED Renewal due 29-Jan-2030
	Brazil	914413937 28-Mar-2018	914413937 30-Apr-2019	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 30-Apr-2029
	Canada	1890677 28-Mar-2018	TMA1078771 21-May-2020	5: Pharmaceutical preparations and substances for use in oncology and for the treatment of cardiovascular diseases and disorders, respiratory diseases and disorders, pharmaceutical preparations for use in gastroenterology; pharmaceutical preparations for the treatment of metabolic diseases and disorders, namely, diabetes, hypoglycaemia, gout, osteoarthritis, anemia, obesity and hypothyroidism; pharmaceutical preparations for the treatment of diseases and disorders of the central nervous system, namely central nervous system infections, brain diseases, depression, anxiety. Central nervous system movement disorders, and spinal cord diseases; pharmaceutical preparations and	REGISTERED Renewal due 21-May-2030

MARK	COUNTRY	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS
				substances for the treatment of diseases and disorders of the peripheral nervous system, namely cranial and spinal neuropathies, autonomic neuropathies, sensorimotor neuropathies and plexopathies; pharmaceutical preparations and substances for use in pain control and local and general anesthetics; pharmaceutical preparations, namely, anti-inflammatories; pharmaceutical preparations, namely, anti-infective	
	European Union	017171745 04-Sep-2017	017171745 18-Dec-2017	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 04-Sep-2027
	Hong Kong	304476015 28-Mar-2018	304476015 08-Aug-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 27-Mar-2028
	Macau	N/136084 28-Mar-2018	N/136084 10-Sep-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 10-Sep-2025
	South Africa	2018/08449 27-Mar-2018	2018/08449 29-Mar-2019	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 27-Mar-2028

MARK	COUNTRY	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS
LUMOXITI	U.S.	87/778486 31-Jan-2018	5610169 20-Nov-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Section 8 & 15 due 20-Nov-2024 Renewal due 20-Nov-2028
LUMOXITI	Argentina	3697680 05-Apr-2018	3010317 04-Sep-2019	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 04-Sep-2029
LUMOXITI	Australia	1916753 29-Mar-2018	1916753 25-Jul-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 29-Mar-2028
LUMOXITI	Brazil	914424130 29-Mar-2018	914424130 24-Apr-2019	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 24-Apr-2029
LUMOXITI	Canada	1891028 29-Mar-2018	TMA1070047 17-Jan-2020	5: Pharmaceutical preparations and substances for use in oncology and for the treatment of cardiovascular diseases and disorders, respiratory diseases and disorders, pharmaceutical preparations for use in gastroenterology; pharmaceutical preparations for the treatment of metabolic diseases and disorders, namely, diabetes, hypoglycaemia, gout, osteoarthritis, anemia, obesity and hypothyroidism; pharmaceutical preparations for the treatment of diseases and disorders of the central nervous system, namely central nervous system infections, brain diseases, depression,	REGISTERED Renewal due 17-Jan-2030

MARK	COUNTRY	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS
				anxiety, central nervous system movement disorders, and spinal cord diseases; pharmaceutical preparations and substances for the treatment of diseases and disorders of the peripheral nervous system, namely cranial and spinal neuropathies, autonomic neuropathies, sensorimotor neuropathies and plexopathies; pharmaceutical preparations and substances for use in pain control and local and general anesthetics; pharmaceutical preparations, namely, anti-inflammatories; pharmaceutical preparations, namely, anti-infective	
LUMOXITI	Switzerland	71198/2018 28-Mar-2018	714872 03-Apr-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 28-Mar-2028
LUMOXITI	China	29896731 29-Mar-2018	29896731 28-Jan-2019	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 27-Jan-2029
LUMOXITI	Colombia	SD2019/0103533 09-Dec-2019	660859 01-Sep-2020	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 01-Sep-2030
LUMOXITI	European Union	017311192 11-Oct-2017	017311192 25-Jan-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 11-Oct-2027

MARK	COUNTRY	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS
LUMOXITI	United Kingdom	3275079 05-Dec-2017	3275079 09-Mar-2018	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 05-Dec-2027
LUMOXITI	Hong Kong	304477843 29-Mar-2018	304477843 08-Aug-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 28-Mar-2028
LUMOXITI	India	3792432 29-Mar-2018	2040085 02-Dec-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 29-Mar-2028
LUMOXITI	Iceland	V0108424 28-Mar-2018	V0108424 30-Apr-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 30-Apr-2028
LUMOXITI	Japan	2018-042716 04-Apr-2018	6068493 03-Aug-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 03-Aug-2028
LUMOXITI	South Korea	40-2018-0041554 29-Mar-2018	40-1465868 04-Apr-2019	5: Pharmaceutical preparations and substances for human use	REGISTERED Renewal due 04-Apr-2029
LUMOXITI	Lichtenstein	2018-272 29-Mar-2018	18373 29-Mar-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 29-Mar-2028

MARK	COUNTRY	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS
LUMOXITI	Macau	N/136104 28-Mar-2018	N/136104 10-Sep-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 10-Sep-2025
LUMOXITI	Mexico	2028976 02-Apr-2018	1898093 04-Jul-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 02-Apr-2028
LUMOXITI	Norway	201804365 28-Mar-2018	299819 23-Aug-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 28-Mar-2028
LUMOXITI	New Zealand	1089844 11-Oct-2017	1089844 02-Oct-2018	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 11-Oct-2027
LUMOXITI	Russia	2018712164 28-Mar-2018	682597 28-Nov-2018	5: Pharmaceutical preparations and substances for use in oncology	REGISTERED Renewal due 28-Mar-2028
LUMOXITI	South Africa	2018/08613 28-Mar-2018		5: Pharmaceutical preparations and substances for use in oncology	PENDING
LUMOXITI	Taiwan	108080826 09-Dec-2019	02067922 01-Jul-2020	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 30-Jun-2030

MARK	COUNTRY	APP. NO. FILING DATE	REG. NO. REG. DATE	CLASS: GOODS / SERVICES	STATUS
LUMOXITI	Turkey	2019/123428 09-Dec-2019	2019/123428 13-Aug-2020	5: Pharmaceutical preparations and substances	REGISTERED Renewal due 09-Dec-2029

EXECUTION

The Parties have shown their acceptance of the terms of this Agreement by executing this Agreement at the end of the Schedule.

SIGNED for and on behalf of

INNATE PHARMA S.A.

[redacted]

Title: President

Authorised Signatory:

………………………………………………….

SIGNED for and on behalf of

ASTRAZENECA AB (PUBL.)

[redacted]

Title: Senior Legal Counsel

Authorised Signatory:

………………………………………………….

SCHEDULE 6

BOOKS AND RECORDS

General strategies for promoting, marketing and distributing the Product in the US Territory, market research, tracking, patient tracking and information.

Promotional activities and detailing plans, including target prescribers and frequency and coverage metrics.

Budgeted expenditure for sales and marketing.

Summary-level market and sales forecasts for the Product.

Other financials that would be helpful to understand performance.

Innate's strategy with respect to pricing and reimbursement, managed care and discounts.

SCHEDULE 7

PART 1 - TRANSITION SERVICES

Transition Services set out in this Schedule 7 will be provided by Innate to MedImmune and its Affiliates.

SCHEDULE 7.1 FINANCIAL SERVICES

Service	Description	Duration
I. Sales Reporting Services	During the Transition Period for the Transition Services, Innate shall provide reports detailing the [redacted] Innate's finance team shall support gross-to-net reporting for the Product during the Transition Period, including	Duration: Until the end of the Transition Period

Service	Description	Duration
	reconciling the estimated rate vs. actual rebates and chargebacks paid.	
II. Sales Order-to-Cash ("SOTC")	[redacted]	Duration: Until the end of the Transition Period

Service	Description	Duration
	[redacted]	
III. Wholesaler Chargeback Processing	[redacted]	Duration: Until the end of the Transition Period
IV. Government Price Reporting	[redacted]	Duration: Until the end of the Transition Period

Innate Point of Contact	MedImmune Point of Contact
[redacted]	[redacted]

SCHEDULE 7.2 REGULATORY SERVICES

Service	Description	Duration
I. Regulatory Services	Innate shall:	
	(i) Maintain US Marketing Approval until US Transfer Date, at MedImmune's cost, Investigational New Drugs ("**INDs**"), and orphan designations for authorised Product including preparation of and submission of any supplement or annual report (if any), Periodic Adverse Drug Experience Report ("**PADER**") submissions, lot distribution reports, and any other applications required to maintain the US Marketing Approval and for which either the datalock points or submission deadlines occur prior to the US Transfer Date. Payment of any fees to Regulatory Authorities or notified bodies shall be reimbursed by MedImmune in accordance with clause 5.10.3. Innate has no obligation to seek any extension, variation or supplement, unless specifically requested by a Regulatory Authority.	(i) Until US Transfer Date
	(ii) Transfer Regulatory Documentation in electronic format.	(ii) Until US Transfer Date
	(iii) Carry out chemistry, manufacturing, and controls ("**CMC**") regulatory compliance Transition Services as required, *i.e.*, post-approval regulatory changes, as follows: • Respond to current and outstanding regulatory questions. • Support regulatory impact assessments of change controls. • Provide regulatory information management.	(iii) Until US Transfer Date
	(iv) Support the transfer of regulatory affairs CMC responsibilities as soon as reasonably practicable by transferring all relevant documents and information.	(iv) Until Database Reconciliation or US Transfer Date, whichever occurs earlier
	(v) Maintain regulatory information.	(v) Until US Transfer Date
	(vi) Respond to current and outstanding regulatory questions related to US Marketing Approval submissions by Innate. Innate will provide ready-to-file documents.	(vi) Until US Transfer Date, unless delegation of authority is in place earlier

Innate Point of Contact	MedImmune Point of Contact
[redacted]	[redacted]

SCHEDULE 7.3 PHARMACOVIGILANCE

Service	Description	Duration
I. Pharmacovigilance ("PV")	Innate shall perform PV services in relation to the Product as necessary to ensure the safety of patients in the US Territory as well as all regulatory PV obligations of the US Marketing Approval holder or sponsor of a clinical trial, on behalf of MedImmune as follows:	
	(a) Maintain Global Safety Database until final reconciliation ("**Database Reconciliation**") for the US Territory.	(a) No later than expiry of the Transition Period Database Reconciliation to start as soon as possible after Termination Date. Innate to provide a detailed gap report including a list of Individual Case Safety Report ("**ICSR**") submission dates.
	(b) Transfer PV responsibilities from Innate to MedImmune (or its Affiliates), documented in a new or revised pharmacovigilance agreement, in accordance with clause 5.4.	(b) Aligned with US Transfer Date
	(c) Receive/collect, and process all adverse drug experience reports (ICSR case handling, including Medical Review and local language literature cases) in the US Territory during the Transition Period.	(c) Aligned with US Transfer Date
	(d) Submit all adverse drug experience reports to regulatory authorities as required (ICSR-reporting) in the US Territory.	(d) Aligned with US Transfer Date
	(e) Carry out Product level safety surveillance from any sources from which safety data originates, including clinical study and post-market (including data from any registries, patient assistance programs and surveillance of literature) in the US Territory.	(e) Aligned with US Transfer Date
	(f) Preparation and submission of periodic reports (PADER) and safety updates, including compiling and authoring). Innate will provide a final report to MedImmune for review.	(f) Aligned with US Transfer Date
	(g) Provide PV input to responses to local Regulatory Authorities' safety queries.	(g) Aligned with US Transfer Date
	(h) Complete reconciliation processes between Global Safety Database, medical information, and product quality compliance ("**PQC**").	(h) Aligned with US Transfer Date

Innate Point of Contact	MedImmune Point of Contact
[redacted]	[redacted]

SCHEDULE 7.4 MEDICAL INFORMATION

Service	Description	Duration
I. Medical Information ("MI")	MI responds to unsolicited requests from healthcare professionals, including physicians, nurses, pharmacists and patients. Requests for information could be related to appropriate use, risks and side effects, benefits, off-label clinical uses and other characteristics of the Product. Subject to the terms and conditions of this Agreement, Innate shall provide the following Transition Services to MedImmune:	
	(a) MI Request Management Innate shall provide MedImmune with a MI contact and perform MI activities.	(a) The later of 120 days from the Termination Date or Database Reconciliation, and in any instance aligned with PQC and AE intake management
	(b) Adverse Event ("**AE**") Intake Management Innate shall provide AE intake management.	(b) The later of 120 days from the Termination Date or Database Reconciliation, and in any instance aligned with MedInfo and PQC intake management (aligned with PV schedule)
	(c) PQC Intake Management Innate shall provide PQC intake management.	(c) The later of 120 days from the Termination Date or Database Reconciliation and in any instance, aligned with Med Info and AE Intake management
	(d) Content Management Innate shall provide MedImmune with standard and customised response documents including any literature reference lists and training materials for MI staff.	(d) Aligned with Database Reconciliation
	(e) Reporting Innate shall track inquiries and maintain historical records of Standard Response Documents ("**SRDs**") distributed. Innate shall maintain monthly metrics on	(e) Aligned with Database Reconciliation

Service	Description	Duration
	request volume (*i.e.*, number of requests received), and shall provide such metrics to MedImmune or its Affiliates within five (5) days after receipt of monthly reporting from call centers.	

Innate Point of Contact	MedImmune Point of Contact
[redacted]	[redacted]

SCHEDULE 7.5 COMMERCIAL SERVICES

Service	Description	Duration
I. Sales and Marketing	Continue market access support including: 1. Maintain support of customers on a reactive basis until the end of the Transition Period: 1. Respond to inquiries regarding the Product and direct inquiries appropriately to functions who can assist (primary Medical and Access). 2. Assist in the final handover of any remaining assets and assist with transition to MedImmune or its Affiliates until the end of the Transition Period.	

Innate Point of Contact	MedImmune Point of Contact
[redacted]	[redacted]

SCHEDULE 7.6 IT SERVICES

Service	Description	Duration
Brand Websites	Innate will maintain the dedicated brand websites until the US Transfer Date and will place a legal disclaimer to indicate transfer of ownership on the first day after the US Transfer Date (no later than end of the Transition Period).	Until US Transfer Date

Innate Point of Contact	MedImmune Point of Contact
[redacted]	[redacted]

SCHEDULE 7.7 SUPPLY CHAIN

Service	Description	Duration
I. Inventory Management	Monthly stock movements (inventory reports to be provided by working day 10). During the Transition Period, by working day 10 of each month, Innate will provide MedImmune with a finished goods inventory report detailing: • volume and value (based on Supply Price) of inventory by SKU by holding location; and • this will be provided on a batch level basis, containing date of manufacture and remaining shelf life.	Duration: Aligned with Transition Period
II. Serialization	Innate will support the transition of the serialization data transfer process to MedImmune or its Affiliates with Tracelink/BSP. Innate will work in good faith with MedImmune to implement a process to manage wholesaler requests for returned product verification under the Saleable Returns Verification requirements of the Drug Quality and Security Act.	Duration: Aligned with Transition Period
III. Importation	Innate will provide US importation support to MedImmune for the transport of Innate-labeled Lumoxiti replenishment product being delivered prior to the termination of the Transitional Services.	Duration: Aligned with Transition Period

Innate Point of Contact	MedImmune Point of Contact
[redacted]	[redacted]

SCHEDULE 7.8 SERVICES OF INNATE EMPLOYEES

Service	Description
I. Innate Employees	Innate shall make available, through its Employees, Transition Services to MedImmune during the Transition Period. Innate shall bear the cost of compensation and benefits for its Employees during the Transition Period, and the Employees will be subject to all applicable policies and procedures of Innate and its Affiliates during the Transition Period; provided, that, for the avoidance of doubt, MedImmune shall be responsible for Expenses and Transition Services Fee in accordance with the Agreement.

Innate Point of Contact	MedImmune Point of Contact
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